Exhibit 99.1

For purposes of this Exhibit 99.1, unless the context otherwise requires: (i) “Crown” refers to Crown Holdings, Inc. and its subsidiaries on a consolidated basis; (ii) “Crown Cork” refers to Crown Cork & Seal Company, Inc. and not its subsidiaries; (iii) “Crown Americas” refers to Crown Americas LLC and not its subsidiaries, and (iv) “Crown European Holdings” refers to Crown European Holdings SA and not its subsidiaries. References to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Crown’s consolidated financial statements refer to the corresponding sections of Crown’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 and Crown’s Annual Report on Form 10-K for the year ended December 31, 2009.

FORWARD-LOOKING STATEMENTS

Statements included herein, which are not historical facts (including any statements concerning plans and objectives of management for future operations or economic performance, or assumptions related thereto), are “forward-looking statements” within the meaning of the U.S. federal securities laws. Forward-looking statements can be identified by words, such as “believes,” “estimates,” “anticipates,” “expects” and other words of similar meaning in connection with a discussion of future operating or financial performance. These may include, among others, statements relating to:

•	Crown’s senior notes offering and the use of proceeds therefrom described herein, and Crown’s ability to implement it on the terms described herein;

•	Crown’s plans or objectives for future operations, products or financial performance;

•	Crown’s indebtedness and other contractual obligations;

•	the impact of an economic downturn or growth in particular regions;

•	anticipated uses of cash;

•	cost reduction efforts and expected savings;

•	Crown’s policies with respect to executive compensation; and

•	the expected outcome of contingencies, including with respect to asbestos-related litigation and pension and postretirement liabilities.

These forward-looking statements are made based upon Crown’s expectations and beliefs concerning future events impacting it and, therefore, involve a number of risks and uncertainties. Crown cautions that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

Important factors that could cause the actual results of operations or financial condition of Crown to differ include, but are not necessarily limited to:

•	the ability of Crown to repay, refinance or restructure its short and long-term indebtedness on adequate terms and to comply with the terms of its agreements relating to debt;

•	Crown’s ability to generate significant cash to meet its obligations and invest in its business and to maintain appropriate debt levels;

•	restrictions on Crown’s use of available cash under its debt agreements;

•

changes or differences in U.S. or international economic or political conditions, such as inflation or fluctuations in interest or foreign exchange rates (and the effectiveness of any currency or interest rate hedges), tax rates and tax laws (including with respect to taxation of unrepatriated non-U.S. earnings or as a result of the depletion of net loss carry forwards);

•	the impact of health care reform in the United States;

•	the collectibility of receivables;

•

war or acts of terrorism that may disrupt Crown’s production or the supply or pricing of raw materials, including in Crown’s Middle East operations, impact the financial condition of customers or adversely affect Crown’s ability to refinance or restructure its remaining indebtedness;

•

changes in the availability and pricing of raw materials (including aluminum can sheet, steel tinplate, energy, water, inks and coatings) and Crown’s ability to pass raw material, energy and freight price increases and surcharges through to its customers or to otherwise manage these commodity pricing risks;

•	Crown’s ability to obtain and maintain adequate pricing for its products, including the impact on Crown’s revenue, margins and market share and the ongoing impact of price increases;

•	energy and natural resource costs;

•	the cost and other effects of legal and administrative cases and proceedings, settlements and investigations;

•

the outcome of asbestos-related litigation (including the number and size of future claims and the terms of settlements, and the impact of bankruptcy filings by other companies with asbestos-related liabilities, any of which could increase Crown Cork’s asbestos-related costs over time, the adequacy of reserves established for asbestos-related liabilities, Crown Cork’s ability to obtain resolution without payment of asbestos-related claims by persons alleging first exposure to asbestos after 1964, and the impact of state legislation dealing with asbestos liabilities and any litigation challenging that legislation and any future state or federal legislation dealing with asbestos liabilities);

•	Crown’s ability to realize deferred tax benefits;

•	changes in Crown’s critical or other accounting policies or the assumptions underlying those policies;

•	labor relations and workforce and social costs, including Crown’s pension and postretirement obligations and other employee or retiree costs;

•	investment performance of Crown’s pension plans;

•	costs and difficulties related to the acquisition of a business and integration of acquired businesses;

•	the impact of any potential dispositions, acquisitions or other strategic realignments, which may impact Crown’s operations, financial profile, investments or levels of indebtedness;

•	Crown’s ability to realize efficient capacity utilization and inventory levels and to innovate new designs and technologies for its products in a cost-effective manner;

•	competitive pressures, including new product developments, industry overcapacity, or changes in competitors’ pricing for products;

•	Crown’s ability to achieve high capacity utilization rates for its equipment;

•

Crown’s ability to maintain and develop competitive technologies for the design and manufacture of products and to withstand competitive and legal challenges to the proprietary nature of such technology;

•	Crown’s ability to generate sufficient production capacity;

•	loss of customers, including the loss of any significant customers;

•	changes in consumer preferences for different packaging products;

•	the financial condition of Crown’s vendors and customers;

•	weather conditions, including their effect on demand for beverages and on crop yields for fruits and vegetables stored in food containers;

•	changes in governmental regulations or enforcement practices, including with respect to environmental, health and safety matters and restrictions as to foreign investment or operation;

•	the impact of Crown’s initiative to generate additional cash, including the reduction of working capital levels and capital spending;

•	the ability of Crown to realize cost savings from its restructuring programs;

•	Crown’s ability to maintain adequate sources of capital and liquidity;

•	costs and payments to certain of Crown’s executive officers in connection with any termination of such executive officers or a change in control of Crown;

•	the impact of existing and future legislation regarding refundable mandatory deposit laws in Europe for non-refillable beverage containers and the implementation of an effective return system; and

•	changes in Crown’s strategic areas of focus.

Crown does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc.

Crown is a worldwide leader in the design, manufacture and sale of packaging products for consumer goods. Crown’s primary products include steel and aluminum cans for food, beverage, household and other consumer products and metal vacuum closures and caps. These products are manufactured in Crown’s plants both within and outside the United States and are sold through Crown’s sales organization to the soft drink, food, citrus, brewing, household products, personal care and various other industries. At March 31, 2010, Crown operated 136 plants along with sales and service facilities throughout 41 countries and had approximately 21,000 employees.

For the fiscal year ended December 31, 2009 and the three months ended March 31, 2010, Crown had net sales of approximately $7,938 million and $1,777 million, respectively, and Adjusted EBITDA (a non-GAAP measure that is defined in “—Summary Historical and Adjusted Consolidated Condensed Financial Data”) of $1,006 million and $195 million, respectively. Approximately 72% of such net sales were derived from operations outside the United States, of which 73% of these non-U.S. revenues were derived from operations in the European Division, in the fiscal year ended December 31, 2009. Approximately 71% of such net sales were derived from operations outside of the United States in the three months ended March 31, 2010. For the twelve months ended March 31, 2010, Crown had net sales of approximately $8,031 million and Adjusted EBITDA of approximately $998 million.

The following chart demonstrates the breadth of Crown’s product portfolio and its geographic presence:

	North America	Latin America	Europe	Middle East/ Africa	Asia- Pacific
Food cans	*	*	*	*	*
Beverage cans	*	*	*	*	*
Aerosol cans	*	*	*		*
Specialty cans	*		*		*
Closures and caps	*	*	*	*	*
Can-making equipment			*

Business Strengths

Crown’s principal strength lies in its ability to meet the changing needs of its global customer base with products and processes from a broad range of well-established packaging businesses. Crown believes that it is well-positioned within the packaging industry because of its:

•

Global leadership positions.    Crown is a leading producer of food, beverage and aerosol cans and of closures in North America, Europe and Asia. Crown maintains its leadership through an extensive geographic presence, with 136 plants located throughout the world as of March 31, 2010. Its large manufacturing base allows Crown to service its customers locally while achieving significant economies of scale.

•

Strong customer base.    Crown provides packaging to many of the world’s leading consumer products companies. Major customers include Anheuser-Busch InBev, Cadbury plc, Coca-Cola, Cott Beverages, Heineken, Mars, Nestlé, Pepsi-Cola, Procter & Gamble (Gillette), SC Johnson and Unilever, among others. These consumer products companies represent generally stable businesses that provide consumer staples such as soft drinks, alcoholic beverages, foods and household products. In addition, Crown has long-standing relationships with many of its largest customers.

•

Broad and diversified product base.    Crown produces a wide array of products differentiated by type, purpose, size, shape and benefit to customers. Crown is not dependent on any specific product market since no product in any one geographical region represents a substantial share of total revenues.

•	Business and industry fundamentals. Fundamental changes in its business, including price increases, cost reduction initiatives and working capital reductions, have improved Crown’s business outlook.

•

Technological leadership resulting in superior new product and process development.    Crown believes that it possesses the technology, processes and research, development and engineering capabilities to allow it to provide innovative and value-added packaging solutions to its customers, as well as to design cost-efficient manufacturing systems and materials.

•	Financially disciplined management team. Crown’s current executive leadership is focused on improving profit and increasing free cash flow.

–	All levels of Crown’s management are committed to minimizing capital employed in their respective businesses.

–	Crown is prudent about its capital spending, attempting to pursue projects that provide an adequate return. In place of high capital spending, Crown attempts to maximize the usefulness of all assets currently employed.

Business Strategy

Crown has several key business strategies:

•

Grow in targeted markets.    Crown plans to capitalize on its leading food, beverage and aerosol can positions by targeting geographic areas with strong growth potential. Crown believes that it is well-positioned to take advantage of the growth potential in Southern and Eastern Europe with numerous food and beverage can plants already established in those markets. In addition, as a leading packaging supplier to the Middle Eastern, Southeast Asian and Latin American markets, Crown will work to benefit from the anticipated growth in the consumption of consumer goods in these regions. Crown may also consider possible acquisitions to grow its business (within developed or developing markets).

•

Increase margins through ongoing cost reductions.    Crown plans to continue to reduce manufacturing costs, enhance efficiencies and drive return on invested capital through investments in equipment and technology and through improvements in productivity and material usage and by maintaining a disciplined approach to managing supplier contacts.

•

Maximize cash flow generation.    Crown has established performance-based incentives to increase its free cash flow and operating income. In recent years Crown has used free cash flow to reduce outstanding indebtedness and repurchase Crown common stock.

–	Crown uses the economic profit concept in connection with its executive compensation program, which requires each business unit to exceed prior year’s returns on the capital that it employs.

–	Crown will continue to attempt to focus its capital expenditures on projects that provide an adequate return.

•

Serve the changing needs of the world’s leading consumer products companies through technological innovation.    Crown intends to capitalize on the demand of its customers for higher value-added packaging products. By continuing to improve the physical attributes of its products, such as strength of materials and graphics, Crown plans to further improve its existing customer relationships, as well as attract new customers.

Organizational Structure

The following chart shows a summary of Crown’s current organizational structure, as well as the applicable obligors under the new senior notes, other outstanding notes and Crown’s senior secured credit facilities, as of the date hereof after giving effect to the offering. Crown may modify this corporate structure in the future.

*	Guarantor of Crown Cork’s obligations under its outstanding unsecured notes.
**	Guarantors of outstanding first priority senior secured notes and senior secured credit facilities to Crown European Holdings and its subsidiaries.

***	Guarantors of outstanding first priority senior secured notes and senior secured credit facilities.
****	Guarantors of Crown Americas LLC and Crown Americas Capital Corp.’s obligations under the outstanding senior unsecured notes and Crown Americas LLC and Crown Americas Capital Corp. II’s obligations under the outstanding senior unsecured notes.
*****	Guarantors of Crown European Holdings’ obligations under the new senior notes.
(1)	The net proceeds from the offering of the new senior notes are intended to be used to retire all or a portion of Crown European Holdings’ outstanding €150 million first priority senior secured notes, to retire all of Crown’s outstanding $200 million senior unsecured notes due 2013, to pay fees and expenses associated with the offering of the new senior notes and to provide funds for general corporate purposes. See “Description of Certain Indebtedness.”
(2)	To the extent that lenders under Crown’s senior secured revolving credit facilities due 2011 did not participate as lenders under Crown’s senior secured revolving credit facilities due 2015, which were established on June 15, 2010, the senior secured revolving credit facilities due 2011 remain outstanding, subject to their maturity on May 15, 2011. Total availability under the senior secured revolving credit facilities due 2011 now consists of up to $165.0 million available to Crown Americas in U.S. dollars and up to approximately $63.6 million available, subject to certain sublimits, to Crown European Holdings and the subsidiary borrowers in euro and pound sterling. Prior to maturity of the senior secured revolving credit facilities due 2011, borrowings under the senior secured revolving credit facilities due 2011 and the senior secured revolving credit facilities due 2015 are limited to $1.2 billion in the aggregate.
(3)	Crown European Holdings SA is the issuer of €150 million of outstanding first priority senior secured notes. As described above, Crown presently anticipates that it will commence a tender offer for any and all first priority senior secured notes. There can be no assurance that Crown will commence the anticipated tender offer or that any first priority senior secured notes will be tendered or purchased in the anticipated tender offer.

Crown is a Pennsylvania corporation. Crown’s principal executive offices are located at One Crown Way, Philadelphia, Pennsylvania 19154, and its telephone number is (215) 698-5100. Crown European Holdings (formerly known as CarnaudMetalbox SA) is a société anonyme organized under the laws of France. Crown European Holdings is an indirect, wholly-owned subsidiary of Crown.

Summary Historical and Adjusted Consolidated Condensed Financial Data

The following table sets forth summary historical and adjusted consolidated condensed financial data for Crown. The summary of operations data and other financial data for each of the years in the three-year period ended December 31, 2009 and the balance sheet data as of December 31, 2008 and 2009 have been derived from Crown’s audited consolidated financial statements and the notes thereto. The summary of operations data and other financial data for the three-month period ended March 31, 2010 and the three-month period ended March 31, 2009, and the balance sheet data as of March 31, 2009 and 2010 have been derived from Crown’s unaudited interim consolidated financial statements and which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the result for the unaudited periods. The summary of operations data and other financial data for the twelve-month period ended March 31, 2010 have been derived from the summary of operations data for the year ended December 31, 2009 and the three-month periods ended March 31, 2009 and 2010. The December 31, 2007 balance sheet data has been derived from Crown’s audited consolidated financial statements. The adjusted financial data gives effect to the issuance of the new senior notes and the expected application of the net proceeds therefrom described herein and borrowings under Crown’s senior secured revolving credit facilities due 2015 on June 15, 2010 and the application of proceeds therefrom. You should read the following financial information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Crown’s audited consolidated financial statements, the related notes and the other financial information.

	(dollars in millions)
	Year Ended December 31,			Three Months Ended March 31,		Twelve Months Ended March 31,
	2007	2008	2009	2009	2010	2010
Summary of Operations Data:
Net sales	$7,727	$8,305	$7,938	$1,684	$1,777	$8,031
Cost of products sold, excluding depreciation and amortization	6,468	6,885	6,551	1,392	1,483	6,642
Depreciation and amortization	229	216	194	47	44	191

Gross profit	1,030	1,204	1,193	245	250	1,198
Selling and administrative expense	385	396	381	89	79	371
Provision for asbestos	29	25	55	—	—	55
Provision for restructuring	20	21	43	1	22	64
Provision for asset impairments and loss/gain on sale of assets	100	6	(6)	—	(1)	(7)
Loss from early extinguishments of debt	—	2	26	—	—	26
Interest expense	318	302	247	61	47	233
Interest income	(14)	(11)	(6)	(2)	(1)	(5)
Translation and exchange adjustments	(9)	21	(6)	4	(2)	(12)

Income from continuing operations before income taxes and equity earnings	201	442	459	92	106	473
Provision for/(benefit from) income taxes	(400)	112	7	24	39	22
Equity loss/(gain) in affiliates	—	—	(2)	(5)	—	3

Income from continuing operations	601	330	450	63	67	454

Net income	601	330	450	63	67	454
Net income attributable to noncontrolling interests	(73)	(104)	(116)	(23)	(26)	(119)

Net income attributable to Crown Holdings	$528	$226	$334	$40	$41	$335

	(dollars in millions)
	Year Ended December 31,						Three Months Ended March 31,				Twelve Months Ended March 31,
	2007		2008		2009		2009		2010		2010
Other Financial Data:
Net cash flows provided by/(used for):
Operating activities	$509		$422		$756		$(345)		$(416)		$685
Investing activities	(94)		(186)		(200)		(50)		(21)		(171)
Financing activities	(396)		(77)		(701)		114		386		(429)
EBITDA(1)	734		949		894		198		196		892
Adjusted EBITDA(2)	874		1,024		1,006		203		195		998
Capital expenditures	156		174		180		50		32		162
Ratio of earnings to fixed charges(3)	1.6	x	2.4	x	2.7	x	2.4	x	3.0	x	2.9	x

Adjusted Financial Data:
Total secured debt(4)											$1,297
Total debt(5)											3,244
Net interest expense(6)											232
Ratio of total secured debt to Adjusted EBITDA											1.3	x
Ratio of total debt to Adjusted EBITDA											3.3	x
Ratio of Adjusted EBITDA to net interest expense											4.3	x

Balance Sheet Data (at end of period):
Cash and cash equivalents	$457		$596		$459		$296		$399		$399
Working capital(7)	151		385		317		626		686		686
Total assets	6,979		6,774		6,532		6,580		6,790		6,790
Total debt	3,437		3,337		2,798		3,398		3,174		3,174
Crown Holdings shareholders’ equity/(deficit)	15		(317)		(6)		(274)		36		36

(1)	EBITDA is a non-GAAP measurement that consists of income from continuing operations before income taxes and equity earnings plus the sum of interest expense (net of interest income) and depreciation and amortization. The reconciliation from income from continuing operations to EBITDA is as follows:

	(dollars in millions)
	Year Ended December 31,			Three Months Ended March 31,		Twelve Months Ended March 31,
	2007	2008	2009	2009	2010	2010
Income from continuing operations	$601	$330	$450	$63	$67	$454
Add/(deduct):
Equity loss/(gain) in affiliates	—	—	2	5	—	(3)
Provision for /(benefit from) income taxes	(400)	112	7	24	39	22
Interest income	(14)	(11)	(6)	(2)	(1)	(5)
Interest expense	318	302	247	61	47	233
Depreciation and amortization	229	216	194	47	44	191

EBITDA	$734	$949	$894	$198	$196	$892

(2)	Adjusted EBITDA is a non-GAAP measurement that consists of EBITDA plus the sum of provision for asbestos, provision for restructuring, legal settlement included in selling and administrative expense, provision for asset impairments and loss/gain on sale of assets, loss from early extinguishments of debt and translation and exchange adjustments. The reconciliation from EBITDA to Adjusted EBITDA is as follows:

	(dollars in millions)
	Year Ended December 31,			Three Months Ended March 31,		Twelve Months Ended March 31,
	2007	2008	2009	2009	2010	2010
EBITDA	$734	$949	$894	$198	$196	$892
Add/(deduct):
Provision for asbestos*	29	25	55	—	—	55
Provision for restructuring	20	21	43	1	22	64
Legal settlement included in selling and administrative expense	—	—	—	—	(20)	(20)
Provision for asset impairments and loss/gain on sale of assets	100	6	(6)	—	(1)	(7)
Loss from early extinguishments of debt	—	2	26	—	—	26
Translation and exchange adjustments	(9)	21	(6)	4	(2)	(12)

Adjusted EBITDA	$874	$1,024	$1,006	$203	$195	$998

*	Crown made asbestos-related payments of $26 million, $25 million, $26 million, $3 million and $4 million during 2009, 2008 and 2007 and the three months ended March 31, 2009 and 2010, respectively.

EBITDA and Adjusted EBITDA are provided for illustrative and informational purposes only and do not purport to represent, and should not be viewed as indicative of, Crown’s actual or future financial condition or results of operations. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to net income, operating income, net cash provided by operating activities or any other measure of operating performance or liquidity that is calculated in accordance with U.S. generally accepted accounting principles. EBITDA and Adjusted EBITDA information has been included in this exhibit because Crown believes that certain analysts, rating agencies and investors may use it as supplemental information to evaluate a company’s ability to service its indebtedness and overall operating performance over time. However, EBITDA and Adjusted EBITDA have material limitations as analytical tools and should not be considered in isolation, or as substitutes for analysis of Crown’s results as reported under U.S. generally accepted accounting principles. A limitation associated with EBITDA and Adjusted EBITDA is that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in Crown’s business. Any measure that eliminates components of Crown’s capital structure and costs associated with carrying significant amounts of assets on its balance sheet has material limitations as a performance measure. Management evaluates the costs of such tangible and intangible assets through other financial measures such as capital expenditures. In addition, in evaluating EBITDA and Adjusted EBITDA, you should be aware that the adjustments may vary from period to period and in the future Crown will incur expenses such as those used in calculating these measures. Furthermore, EBITDA and Adjusted EBITDA, as calculated by Crown, may not be comparable to calculations of similarly titled measures by other companies. In light of the foregoing limitations, Crown does not rely solely on EBITDA and Adjusted EBITDA as performance measures and also considers its results as calculated in accordance with U.S. generally accepted accounting principles. For purposes of the covenants in the documents governing Crown’s indebtedness, EBITDA is defined differently.

(3)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes and equity earnings plus fixed charges (exclusive of interest capitalized during the period), amortization of interest previously capitalized and distributed income from less-than-50%-owned companies. Fixed charges include interest incurred, expensed and capitalized, amortization of debt issue costs and the portion of rental expense that is deemed representative of an interest factor. For purposes of the covenants in the documents governing Crown’s indebtedness, the ratio of earnings to fixed charges is defined differently.

(4)

Adjusted total secured debt consists of borrowings under Crown’s senior secured term loan facilities (reflecting repayment of $400 million of senior secured term loan facilities using borrowings under the senior secured revolving credit facilities due 2015 on June 15, 2010), borrowings under the senior secured revolving credit facilities ($1,073) (reflecting $400 million of borrowings on June 15, 2010 to repay the senior secured term loan facilities), receivables securitization and factoring facilities ($185) and capitalized leases and other secured debt

($39). Adjusted total secured debt assumes the repurchase of all €150 million of outstanding first priority senior secured notes in the anticipated tender offer. There can be no assurance that Crown will commence the anticipated tender offer or that any first priority senior secured notes will be tendered or purchased in the anticipated tender offer. Adjusted total secured debt may increase to the extent first priority senior secured notes are not tendered and purchased in the anticipated tender offer.

(5)	Adjusted total debt may increase to the extent first priority senior secured notes are not tendered and purchased in the anticipated tender offer or Crown elects not to commence the tender offer. Proceeds of the offering of the new senior notes that are not used to repurchase first priority senior secured notes or senior unsecured notes due 2013 or to pay fees and expenses in connection with the offering of the new senior notes are expected to be used for general corporate purposes.

(6)	Adjusted net interest expense reflects use of the proceeds of the offering of the new senior notes to repay $203 million of outstanding first priority senior secured notes and to repurchase $200 million of outstanding senior secured notes due 2013 and the borrowing of $400 million under the senior secured revolving credit facilities due 2015 used to repay $400 million under the senior secured term loan facilities on June 15, 2010. Assuming that no first priority senior secured notes are tendered and purchased in the anticipated tender offer would increase adjusted net interest expense by $13 million.

(7)	Working capital consists of current assets less current liabilities.

RISK FACTORS

Risks Related to Crown’s Business

The substantial indebtedness of Crown could prevent it from fulfilling its obligations under its indebtedness.

Crown is highly leveraged. As a result of Crown’s substantial indebtedness, a significant portion of Crown’s cash flow will be required to pay interest and principal on its outstanding indebtedness, and Crown may not generate sufficient cash flow from operations, or have future borrowings available under its senior secured credit facilities, to enable it to repay its indebtedness, or to fund other liquidity needs. As of March 31, 2010, giving adjusted effect to the offering of the new senior notes and the anticipated use of proceeds therefrom and borrowings under Crown’s senior secured revolving credit facilities due 2015 and the use of proceeds therefrom, Crown and its subsidiaries had approximately $3.2 billion of indebtedness, including $1.3 billion of secured indebtedness and $46 million of additional indebtedness of non-guarantor subsidiaries and the ability to borrow $379 million under Crown’s senior secured revolving credit facilities. Crown’s ratio of earnings to fixed charges was 2.7 times for the fiscal year ended December 31, 2009, and 3.0 times for the three months ended March 31, 2010. The net proceeds from the offering of the new senior notes are intended to be used to retire all or a portion of Crown European Holdings’ outstanding €150 million first priority senior secured notes, to retire all of Crown’s outstanding $200 million senior unsecured notes due 2013, to pay fees and expenses associated with the offering of the new senior notes and to provide funds for general corporate purposes, which may include repurchases of Crown common stock. Crown’s senior secured revolving credit facilities that mature on June 15, 2015 bear higher interest rates than those applicable to Crown’s senior secured revolving credit facilities that mature on May 15, 2011. Crown’s $253 million and €199 million senior secured term loan facilities mature on November 15, 2012. Crown’s $600 million of senior notes mature on November 15, 2015 and its $400 million of senior notes mature on May 15, 2017. In addition, at March 31, 2010 Crown had approximately $50 million and €77 million outstanding under Crown’s committed $200 million North American and €120 million European securitization facilities, which mature in March 2013 and November 2010, respectively. See “Description of Certain Indebtedness.”

The substantial indebtedness of Crown could:

•	increase Crown’s vulnerability to general adverse economic and industry conditions, including rising interest rates;

•	restrict Crown from making strategic acquisitions or exploiting business opportunities;

•	limit Crown’s ability to make capital expenditures in order to grow Crown’s business or maintain manufacturing plans in good working order and repair;

•	limit, along with the financial and other restrictive covenants under Crown’s indebtedness, Crown’s ability to obtain additional financing, dispose of assets or pay cash dividends;

•	require Crown to dedicate a substantial portion of its cash flow from operations to service its indebtedness, thereby reducing the availability of its cash flow to fund future working capital, capital expenditures, research and development expenditures and other general corporate requirements;

•	require Crown to sell assets used in its business;

•

limit Crown’s ability to refinance its existing indebtedness, particularly during periods of adverse credit market conditions when refinancing indebtedness may not be available under interest rates and other terms acceptable to Crown or at all;

•	increase Crown’s cost of borrowing;

•	limit Crown’s flexibility in planning for, or reacting to, changes in its business and the industry in which it operates; and

•	place Crown at a competitive disadvantage compared to its competitors that have less debt.

If its financial condition, operating results and liquidity deteriorate, Crown’s creditors may restrict its ability to obtain future financing and its suppliers could require prepayment or cash on delivery rather than extend credit to it. If Crown’s creditors restrict advances, Crown’s ability to generate cash flows from operations sufficient to service its short and long-term debt obligations will be further diminished. In addition, Crown’s ability to make payments on and refinance its debt and to fund its operations will depend on Crown’s ability to generate cash in the future.

Some of Crown’s indebtedness is subject to floating interest rates, which would result in Crown’s interest expense increasing if interest rates rise.

As of March 31, 2010, approximately $1.3 billion of Crown’s $3.2 billion of total indebtedness (giving adjusted effect to the offering of the new senior notes and the application of the proceeds therefrom) and other outstanding obligations were subject to floating interest rates. Changes in economic conditions could result in higher interest rates, thereby increasing Crown’s interest expense and reducing funds available for operations or other purposes. Crown’s annual interest expense was $247 million, $302 million and $318 million for 2009, 2008 and 2007, respectively. Based on the amount of variable rate debt outstanding at December 31, 2009, a 1% increase in variable interest rates would have increased its 2009 annual adjusted interest expense by $9 million. Accordingly, Crown may experience economic losses and a negative impact on earnings as a result of interest rate fluctuation. The actual effect of a 1% increase could be more than $9 million as Crown’s average borrowings on its variable rate debt may be higher during the year than the amount at December 31, 2009. In addition, the cost of Crown’s securitization facilities would also increase with an increase in floating interest rates. Although Crown may use interest rate protection agreements from time to time to reduce its exposure to interest rate fluctuations in some cases, it may not elect or have the ability to implement hedges or, if it does implement them, they may not achieve the desired effect. See “Capitalization,” “Description of Certain Indebtedness” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Market Risk.”

Crown is subject to the effects of fluctuations in foreign exchange rates, which may reduce its net sales and cash flow.

Crown is exposed to fluctuations in foreign currencies as a significant portion of its consolidated net sales, its costs, assets and liabilities, are denominated in currencies other than the U.S. dollar. For the fiscal years ended December 31, 2009, 2008 and 2007 and the three months ended March 31, 2010, Crown derived approximately 72%, 74%, 73% and 71%, respectively, of its consolidated net sales from sales in foreign currencies. In its consolidated financial statements, Crown translates local currency financial results into U.S. dollars based on average exchange rates prevailing during a reporting period. During times of a strengthening U.S. dollar, its reported international revenue and earnings will be reduced because the local currency will translate into fewer U.S. dollars. Conversely, a weakening U.S. dollar will effectively increase the dollar-equivalent of Crown’s expenses and liabilities denominated in foreign currencies. Crown’s translation and exchange adjustments reduced reported income before tax by $21 million in 2008, $2 million in 2006 and $94 million in 2005, and increased reported income before tax by $2 million in the three months ended March 31, 2010, $6 million in 2009 and $9 million in 2007. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Market Risk.” Although

Crown may use financial instruments such as foreign currency forwards from time to time to reduce its exposure to currency exchange rate fluctuations in some cases, it may not elect or have the ability to implement hedges or, if it does implement them, they may not achieve the desired effect. For the year-ended December 31, 2009, a .10 movement in the Euro (e.g., from 1 USD = 1.40 Euro to 1 USD = 1.30 Euro) would have impacted net income by $12 million.

Crown’s international operations, which generated approximately 72% of its consolidated net sales in 2009, are subject to various risks that may lead to decreases in its financial results.

Crown is an international company and the risks associated with operating in foreign countries may have a negative impact on Crown’s liquidity and net income. Crown’s international operations generated approximately 72%, 74%, 73% and 71% of its consolidated net sales in 2009, 2008, 2007, and the three months ended March 31, 2010, respectively. In addition, Crown’s business strategy includes continued expansion of international activities, including within developing markets and areas, such as Asia, Eastern Europe, the Middle East and South America, that may pose greater risk of political or economic instability. Approximately 26%, 26%, and 24% of Crown’s consolidated net sales in 2009, 2008 and 2007, respectively, were generated outside of the developed markets in Western Europe, the United States and Canada.

Crown’s international operations are subject to various risks associated with operating in foreign countries, including:

•	restrictive trade policies;

•	inconsistent product regulation or policy changes by foreign agencies or governments;

•	duties, taxes or government royalties, including the imposition or increase of withholding and other taxes on remittances and other payments by non-U.S. subsidiaries;

•	customs, import/export and other trade compliance regulations;

•	foreign exchange rate risks;

•	difficulty in collecting international accounts receivable and potentially longer payment cycles;

•	increased costs in maintaining international manufacturing and marketing efforts;

•	non-tariff barriers and higher duty rates;

•	difficulties associated with expatriating cash generated or held abroad in a tax-efficient manner and changes in tax laws;

•	difficulties in enforcement of contractual obligations and intellectual property rights;

•	exchange controls;

•	national and regional labor strikes;

•	language and cultural barriers;

•	high social benefit costs for labor, including costs associated with restructurings;

•	civil unrest or political, social, legal and economic instability;

•	product boycotts, including with respect to the products of Crown’s multi-national customers;

•	customer, supplier, and investor concerns regarding operations in areas such as the Middle East;

•	taking of property by nationalization or expropriation without fair compensation;

•	imposition of limitations on conversions of foreign currencies into dollars or payment of dividends and other payments by non-U.S. subsidiaries;

•

hyperinflation and currency devaluation in certain foreign countries where such currency devaluation could affect the amount of cash generated by operations in those countries and thereby affect Crown’s ability to satisfy its obligations; and

•	war, civil disturbance, global or regional catastrophic events, natural disasters, widespread outbreaks of infectious diseases and acts of terrorism.

There can be no guarantee that a deterioration of economic conditions in countries in which Crown operates would not have a material impact on Crown’s results of operations.

Crown’s profits will decline if the price of raw materials or energy rises and it cannot increase the price of its products, and Crown’s financial results could be adversely affected if Crown was not able to obtain sufficient quantities of raw materials.

Crown uses various raw materials, such as steel, aluminum, water, natural gas, electricity and other processed energy, in its manufacturing operations. Sufficient quantities of these raw materials may not be available in the future or may be available only at increased prices. Crown’s raw material supply contracts vary as to terms and duration, with steel contracts typically one year in duration with fixed prices and aluminum contracts typically multi-year in duration with fluctuating prices based on aluminum ingot costs. The availability of various raw materials and their prices depends on global and local supply and demand forces, governmental regulations (including tariffs), level of production, resource availability, transportation, and other factors. In particular, in recent years the consolidation of steel suppliers, shortage of raw materials affecting the production of steel and the increased global demand for steel, including in China and other developing countries, have contributed to an overall tighter supply for steel, resulting in increased steel prices and, in some cases, special surcharges and allocated cut backs of products by steel suppliers. In addition, future steel supply contracts may provide for prices that fluctuate or adjust rather than provide a fixed price during a one-year period.

The prices of certain raw materials used by Crown, such as steel, aluminum and processed energy, have historically been subject to volatility. In 2009, consumption of steel and aluminum represented approximately 30% and 33%, respectively, of Crown’s consolidated cost of products sold, excluding depreciation and amortization. For 2009, the weighted average market price for steel used in packaging increased approximately 26%, and the average price of aluminum ingot on the London Metal Exchange decreased approximately 30%. As a result of raw material price increases, in 2008 and 2009, Crown implemented price increases in most of its steel and aluminum product categories. As a result of continuing global supply and demand pressures, other commodity-related costs affecting its business may increase as well, including natural gas, electricity and freight-related costs.

While certain, but not all, of Crown’s contracts pass through raw material costs to customers, Crown may be unable to increase its prices to offset increases in raw material costs without suffering reductions in unit volume, revenue and operating income. In addition, any price increases may take effect after related cost increases, reducing operating income in the near term. Significant increases in raw material costs may increase Crown’s working capital requirements, which may increase Crown’s average outstanding indebtedness and interest expense and may exceed the amounts available under Crown’s senior secured credit facilities and other sources of liquidity. In addition, Crown hedges raw material costs on behalf of certain customers and may suffer losses if such customers are unable to satisfy their purchase obligations.

If Crown is unable to purchase steel, aluminum or other raw materials for a significant period of time, Crown’s operations would be disrupted and any such disruption may adversely affect Crown’s financial results. If customers believe that Crown’s competitors have greater access to raw materials, perceived certainty of supply at Crown’s competitors may put Crown at a competitive disadvantage regarding pricing and product volumes.

Pending and future asbestos litigation and payments to settle asbestos-related claims could reduce Crown’s cash flow and negatively impact its financial condition.

Crown Cork, a wholly-owned subsidiary of Crown, is one of many defendants in a substantial number of lawsuits filed throughout the United States by persons alleging bodily injury as a result of exposure to asbestos. In 1963, Crown Cork acquired a subsidiary that had two operating businesses, one of which is alleged to have manufactured asbestos-containing insulation products. Crown Cork believes that the business ceased manufacturing such products in 1963.

Crown recorded pre-tax charges of $55 million, $25 million, $29 million, $10 million and $10 million to increase its accrual for asbestos-related liabilities in 2009, 2008, 2007, 2006 and 2005, respectively. As of March 31, 2010, Crown Cork’s accrual for pending and future asbestos-related claims was $226 million. Crown Cork’s accrual includes estimates for probable costs for claims through the year 2019. Potential estimated additional claims costs of $38 million beyond 2019 have not been included in Crown’s liability, as Crown believes cost projections beyond ten years are inherently unreliable due to potential changes in the litigation environment and other factors whose impact cannot be known or reasonably estimated. Assumptions underlying the accrual include that claims for exposure to asbestos that occurred after the sale of the subsidiary’s insulation business in 1964 would not be entitled to settlement payouts and that the state statutes described under Note K to Crown’s audited consolidated financial statements, including Texas and Pennsylvania statutes, are expected to have a highly favorable impact on Crown Cork’s ability to settle or defend against asbestos-related claims in those states and other states where Pennsylvania law may apply.

Crown Cork had 50,000 asbestos-related claims outstanding at December 31, 2009. Of the 50,000 claims outstanding at December 31, 2009, approximately 15,000 claims relate to claimants alleging first exposure to asbestos after 1964 and 35,000 relate to claimants alleging first exposure to asbestos before or during 1964, of which approximately 12,000 were filed in Texas, 2,000 were filed in Pennsylvania, 6,000 were filed in other states that have enacted asbestos legislation and 15,000 were filed in other states. The outstanding claims at December 31, 2009 exclude 33,000 pending claims involving plaintiffs who allege that they are, or were, maritime workers subject to exposure to asbestos, but whose claims Crown believes will not have a material effect on Crown’s consolidated results of operations, financial position or cash flow. The outstanding claims at December 31, 2009 also exclude approximately 19,000 inactive claims. Due to the passage of time, Crown considers it unlikely that the plaintiffs in these cases will pursue further action. The exclusion of these inactive claims had no effect on the calculation of Crown’s accrual as the claims were filed in states where Crown’s liability is limited by statute.

Crown Cork made cash payments of $4 million, $26 million, $25 million, $26 million, $26 million and $29 million in the first three months of 2010 and in 2009, 2008, 2007, 2006 and 2005, respectively, for asbestos-related claims. These payments have reduced and any such future payments will reduce the cash flow available to Crown Cork for its business operations and debt payments.

Asbestos-related payments and defense costs may be significantly higher than those estimated by Crown Cork because the outcome of this type of litigation (and, therefore, Crown Cork’s reserve) is subject to a number of assumptions and uncertainties, such as the number or size of asbestos-related claims or settlements, the number of financially viable responsible parties, the extent to which the state statutes relating to asbestos liability are upheld and/or applied by the courts, Crown Cork’s ability to obtain resolution without payment of asbestos-related claims by persons alleging first exposure to asbestos after 1964, and the potential impact of any pending or future asbestos-related legislation. Accordingly, Crown Cork may be required to make payments for claims substantially in excess of its accrual, which could reduce Crown’s cash flow and impair its ability to satisfy its obligations. As a result of the uncertainties regarding its asbestos-related liabilities and its reduced cash flow, the ability of Crown to raise new money in the capital markets is more difficult and more costly, and Crown may not be able to access the capital markets in the future. Further information regarding Crown Cork’s asbestos-related liabilities is presented within “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under the headings, “Provision for Asbestos” and “Liquidity and Capital Resources” and under Note K to Crown’s audited consolidated financial statements.

Crown has significant pension plan obligations worldwide and significant unfunded postretirement obligations, which could reduce its cash flow and negatively impact its results of operations and its financial condition.

Crown sponsors various pension plans worldwide, with the largest funded plans in the U.K., U.S. and Canada. In 2009, 2008, 2007, 2006 and 2005, Crown contributed $74 million, $71 million, $65 million, $90 million and $401 million, respectively, to its pension plans and currently anticipates its 2010 funding to be approximately $75 million (including $15 million contributed as of March 31, 2010, and $60 million expected to be contributed in the remainder of 2010). Pension expense in 2010 is expected to decrease to approximately $115 million from $130 million in 2009. A 0.25% change in the 2010 expected rate of return assumptions would change 2010 pension expense by approximately $9 million. A 0.25% change in the discount rates assumptions as of December 31, 2009 would change 2010 pension expense by approximately $5 million. Crown may be required to accelerate the timing of its contributions under its pension plans. The actual impact of any accelerated funding will depend upon the interest rates required for determining the plan liabilities and the investment performance of plan assets. An acceleration in the timing of pension plan contributions could decrease Crown’s cash available to pay its outstanding obligations and its net income.

Based on current assumptions, Crown has no minimum U.S. pension funding requirement in calendar year 2010 for its funded plan, but expects to make contributions of approximately $22 million, including $20 million to its funded plan and $2 million related to its supplemental executive retirement plan.

The difference between pension plan obligations and assets, or the funded status of the plans, significantly affects the net periodic benefit costs of Crown’s pension plans and the ongoing funding requirements of those plans. Among other factors, significant volatility in the equity markets and in the value of illiquid alternative investments, changes in discount rates, investment returns and the market value of plan assets can substantially increase Crown’s future pension plan funding requirements. A significant increase in Crown’s funding requirements could have a negative impact on Crown’s results of operations and profitability. See Note V to Crown’s audited consolidated financial statements for further detail. Crown’s U.S. pension plan was underfunded on a termination basis by approximately $497 million as of December 31, 2009. While its U.S. pension plan continues in effect, Crown continues to incur additional pension obligations. Crown’s pension plan assets consist primarily of common stocks and fixed income securities and also include alternative investments such as interests in private equity or hedge funds. If the performance of investments in the plan does not meet Crown’s assumptions, the underfunding of the pension plan may increase, Crown may have to contribute additional funds to the pension plan, and its pension expense may increase. In addition, its retiree medical plans are unfunded.

Crown’s U.S. pension plan is subject to the Employee Retirement Income Security Act of 1974, or ERISA. Under ERISA, the Pension Benefit Guaranty Corporation, or PBGC, has the authority to terminate an underfunded plan under certain circumstances. In the event its U.S. pension plan is terminated for any reason while the plan is underfunded, Crown will incur a liability to the PBGC that may be equal to the entire amount of the underfunding. In addition, as of December 31, 2009, the unfunded accumulated postretirement benefit obligation, as calculated in accordance with U.S. generally accepted accounting principles, for retiree medical benefits was approximately $511 million, based on assumptions set forth under Note V to Crown’s audited consolidated financial statements.

Acquisitions or investments that Crown may pursue could be unsuccessful, consume significant resources and require the incurrence of additional indebtedness.

Crown may pursue acquisitions and investments that complement its existing business. These acquisitions and investments may involve significant cash expenditures, debt incurrence (including the incurrence of additional indebtedness under Crown’s senior secured revolving credit facilities or other secured or unsecured debt), operating losses and expenses that could have a material effect on Crown’s financial condition and operating results.

In particular, if Crown incurs additional debt, Crown’s liquidity and financial stability could be impaired as a result of using a significant portion of available cash or borrowing capacity to finance an acquisition. Moreover, Crown may face an increase in interest expense or financial leverage if additional debt is incurred to finance an acquisition, which may, among other things, adversely affect Crown’s various financial ratios and Crown’s compliance with the conditions of its existing indebtedness. In addition, such additional indebtedness may be incurred under Crown’s senior secured credit facilities or otherwise secured by liens on Crown’s assets, in which case the notes and the note guarantees would be effectively subordinated to the additional debt.

Acquisitions involve numerous other risks, including:

•	diversion of management time and attention;

•	failures to identify material problems and liabilities of acquisition targets or to obtain sufficient indemnification rights to fully offset possible liabilities related to the acquired businesses;

•	difficulties integrating the operations, technologies and personnel of the acquired businesses;

•	inefficiencies and complexities that may arise due to unfamiliarity with new assets, businesses or markets;

•	disruptions to Crown’s ongoing business;

•	inaccurate estimates of fair value made in the accounting for acquisitions and amortization of acquired intangible assets which would reduce future reported earnings;

•	the inability to obtain required financing for the new acquisition or investment opportunities and Crown’s existing business;

•	potential loss of key employees, contractual relationships, suppliers or customers of the acquired businesses or of Crown; and

•	inability to obtain required regulatory approvals.

To the extent Crown pursues an acquisition that causes it to incur unexpected costs or that fails to generate expected returns, Crown’s financial position, results of operations and cash flows may be adversely affected, and Crown’s ability to service its indebtedness, including the notes, may be negatively impacted.

Crown’s principal markets may be subject to overcapacity and intense competition, which could reduce Crown’s net sales and net income.

Food and beverage cans are standardized products, allowing for relatively little differentiation among competitors. This could lead to overcapacity and price competition among food and beverage can producers, if capacity growth outpaced the growth in demand for food and beverage cans and overall manufacturing capacity exceeded demand. These market conditions could reduce product prices and contribute to declining revenue and net income and increasing debt balances. As a result of industry overcapacity and price competition, Crown may not be able to increase prices sufficiently to offset higher costs or to generate sufficient cash flow. The North American food and beverage can market, in particular, is considered to be a mature market, characterized by slow growth and a sophisticated distribution system.

Competitive pricing pressures, overcapacity, the failure to develop new product designs and technologies for products, as well as other factors could cause Crown to lose existing business or opportunities to generate new business and could result in decreased cash flow and net income.

Crown is subject to competition from substitute products and decreases in demand for its products, which could result in lower profits and reduced cash flows.

Crown is subject to substantial competition from producers of alternative packaging made from glass, cardboard, flexible materials and plastic. Crown’s sales depend heavily on the volumes of sales by Crown’s customers in the food and beverage markets. Changes in preferences for products and packaging by consumers of prepackaged food and beverage cans can significantly influence Crown’s sales. Changes in packaging by Crown’s customers may require Crown to re-tool manufacturing operations, which could require material expenditures. In addition, a decrease in the costs of, or a further increase in consumer demand for, alternative packaging could result in lower profits and reduced cash flows for Crown. For example, increases in the price of aluminum and steel and decreases in the price of plastic resin, which is a petrochemical product and may fluctuate with prices in the oil and gas market, may increase substitution of plastic food and beverage containers for metal containers or increases in the price of steel may increase substitution of aluminum packaging for aerosol products. Moreover, due to its high percentage of fixed costs, Crown may be unable to maintain its gross margin at past levels if it is not able to achieve high capacity utilization rates for its production equipment. In periods of low world-wide demand for its products, Crown experiences relatively low capacity utilization rates in its operations, which can lead to reduced margins during that period and can have an adverse effect on Crown’s business.

The loss of a major customer and/or customer consolidation could reduce Crown’s net sales and profitability.

Many of Crown’s largest customers have acquired companies with similar or complementary product lines. This consolidation has increased the concentration of Crown’s business with its largest customers. In many cases, such consolidation has been accompanied by pressure from customers for lower prices, reflecting the increase in the total volume of product purchased or the elimination of a price differential between the acquiring customer and the company acquired. Increased pricing pressures from Crown’s customers may reduce Crown’s net sales and net income.

The majority of Crown’s sales are to companies that have leading market positions in the sale of packaged food, beverages and aerosol products to consumers. Although no one customer accounted for more than 10% of its net sales in 2009, 2008 or 2007, the loss of any of its major customers, a reduction in the purchasing levels of these customers or an adverse change in the terms of supply agreements with these customers could reduce Crown’s net sales and net income. A continued consolidation of Crown’s customers could exacerbate any such loss.

Crown’s business is seasonal and weather conditions could reduce Crown’s net sales.

Crown manufactures packaging primarily for the food and beverage can market. Its sales can be affected by weather conditions. Due principally to the seasonal nature of the soft drink, brewing, iced tea and other beverage industries, in which demand is stronger during the summer months, sales of Crown’s products have varied and are expected to vary by quarter. Shipments in the U.S. and Europe are typically greater in the second and third quarters of the year. Unseasonably cool weather can reduce consumer demand for certain beverages packaged in its containers. In addition, poor weather conditions that reduce crop yields of packaged foods can decrease customer demand for its food containers.

Crown is subject to costs and liabilities related to stringent environmental and health and safety standards.

Laws and regulations relating to environmental protection and health and safety may increase Crown’s costs of operating and reduce its profitability. Crown’s operations are subject to numerous U.S. federal and state and non-U.S. laws and regulations governing the protection of the environment, including those relating to treatment, storage and disposal of waste, the use of chemicals in Crown’s products and manufacturing process, discharges into water, emissions into the atmosphere, remediation of soil and groundwater contamination and protection of employee health and safety. Future regulations may impose stricter environmental requirements affecting Crown’s operations or may impose additional requirements regarding consumer health and safety, such as potential restrictions on the use of bisphenol-A, which is used in the lining of food and beverage cans. Although the U.S. FDA currently permits the use of bisphenol-A in food packaging materials and confirmed in a January 2010 update that studies employing standardized toxicity tests have supported the safety of current low levels of human exposure to bisphenol-A, the FDA in that January 2010 update noted that exposure to the chemical is of “some concern” for infants and children and more research was needed, and further suggested reasonable steps to reduce exposure to bisphenol-A. The U.S. EPA recently issued an action plan for bisphenol-A, which includes, among other things, consideration of whether to add bisphenol-A to the chemical concern list on the basis of potential environmental effects and use of the EPA’s Design for the Environment program to encourage reductions in bisphenol-A manufacturing and use. Moreover, certain U.S. Congressional bodies, states and municipalities, as well as certain foreign nations, have either proposed or already passed legislation banning the use of bisphenol-A in certain products or requiring warnings regarding bisphenol-A. Further, the U.S. or additional international, federal, state or other regulatory authorities could prohibit the use of bisphenol-A in the future. In addition, recent public reports and allegations regarding the potential health hazards of bisphenol-A could contribute to a perceived safety risk about Crown’s products and adversely impact sales or otherwise disrupt Crown’s business. While Crown is exploring various alternatives to the use of bisphenol-A, there can be no assurance Crown will be successful in its efforts or that the alternative will not be more costly to Crown.

Also, for example, future restrictions in some jurisdictions on air emissions of volatile organic compounds and the use of certain paint and lacquering ingredients may require Crown to employ additional control equipment or process modifications. Crown’s operations and properties, both in the U.S. and abroad, must comply with these laws and regulations. In addition, a number of governmental authorities in the U.S. and abroad have introduced or are contemplating enacting legal requirements, including emissions limitations, cap and trade systems or mandated changes in energy consumption, in response to the potential impacts of climate change. Given the wide range of potential future climate change regulations in the jurisdictions in which Crown operates, the potential impact to Crown’s operations is uncertain. In addition, the potential impact of climate change on Crown’s operations is highly uncertain. The impact of climate change may vary by geographic location and other circumstances, including weather patterns and any impact to natural resources such as water.

A number of governmental authorities both in the U.S. and abroad also have enacted, or are considering, legal requirements relating to product stewardship, including mandating recycling, the use of recycled materials and/or limitations on certain kinds of packaging materials such as plastics. In addition, some companies with packaging needs have responded to such developments, and/or to perceived environmental concerns of consumers, by using containers made in whole or in part of recycled materials. Such developments may reduce the demand for some of Crown’s products, and/or increase its costs. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Environmental Matters.”

Crown has written down a significant amount of goodwill, and a further write down of goodwill would result in lower reported net income and a reduction of its net worth.

During 2007, Crown recorded a charge of $103 million to write down the value of goodwill in its European Closures reporting unit due to a decrease in projected operating results. Further impairment of Crown’s goodwill would require additional write down of goodwill, which would reduce Crown’s net income in the period of any such write down. At March 31, 2010, the carrying value of Crown’s goodwill was approximately $2 billion. Crown is required to evaluate goodwill reflected on its balance sheet at least annually, or when circumstances indicate a potential impairment. If it determines that the goodwill is impaired, Crown would be required to write off a portion or all of the goodwill.

If Crown fails to retain key management and personnel Crown may be unable to implement its business plan.

Members of Crown’s senior management have extensive industry experience, and it would be difficult to find new personnel with comparable experience. Because Crown’s business is highly specialized, we believe that it would also be difficult to replace Crown’s key technical personnel. Crown believes that its future success depends, in large part, on its experienced senior management team. Losing the services of key members of its management team could limit Crown’s ability to implement its business plan. In addition, under Crown’s unfunded Senior Executive Retirement Plan certain members of senior management are entitled to lump sum payments upon retirement or other termination of employment and a lump sum death benefit of five times the annual retirement benefit.

A significant portion of Crown’s workforce is unionized and labor disruptions could increase Crown’s costs and prevent Crown from supplying its customers.

A significant portion of Crown’s workforce is unionized and a prolonged work stoppage or strike at any facility with unionized employees could increase its costs and prevent Crown from supplying its customers. In addition, upon the expiration of existing collective bargaining agreements, Crown may not reach new agreements without union action and any such new agreements may not be on terms satisfactory to Crown. Moreover, additional groups of currently non-unionized employees may seek union representation in the future. If Crown is unable to negotiate acceptable collective bargaining agreements, it may become subject to union-initiated work stoppages, including strikes. Additionally, as was expected, the Employee Free Choice Act, which was passed in the U.S. House of Representatives in 2007, was reintroduced in the new Congress in 2009. If reintroduced and enacted in its most recent form, the Employee Free Choice Act could make it significantly easier for union organizing drives to be successful. The Employee Free Choice Act could also give third-party arbitrators the ability to impose terms, which may be harmful to Crown, of collective bargaining agreements upon Crown and a labor union if Crown and such union are unable to agree to the terms of an initial collective bargaining agreement and could increase the penalties Crown may incur if it engages in labor practices in violation of the National Labor Relations Act.

Failure by Crown’s joint venture partners to observe their obligations could adversely affect the business and operations of the joint ventures and, in turn, the business and operations of Crown.

A portion of Crown’s operations, including certain joint venture beverage can operations in Asia, the Middle East and South America, is conducted through certain joint ventures. Crown participates in these ventures with third parties. In the event that Crown’s joint venture partners do not observe their obligations, it is possible that the affected joint venture would not be able to operate in accordance with its business plans or that Crown would have to increase its level of commitment to the joint venture.

If Crown fails to maintain an effective system of internal control, Crown may not be able to accurately report financial results or prevent fraud.

Effective internal controls are necessary to provide reliable financial reports and to assist in the effective prevention of fraud. Any inability to provide reliable financial reports or prevent fraud could harm Crown’s business. Crown must annually evaluate its internal procedures to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires management and auditors to assess the effectiveness of internal controls. If Crown fails to remedy or maintain the adequacy of its internal controls, as such standards are modified, supplemented or amended from time to time, Crown could be subject to regulatory scrutiny, civil or criminal penalties or shareholder litigation.

In addition, failure to maintain adequate internal controls could result in financial statements that do not accurately reflect Crown’s financial condition. There can be no assurance that Crown will be able to complete the work necessary to fully comply with the requirements of the Sarbanes-Oxley Act or that Crown’s management and external auditors will continue to conclude that Crown’s internal controls are effective.

Crown is subject to litigation risks which could negatively impact its operations and net income.

Crown is subject to various lawsuits and claims with respect to matters such as governmental, environmental and employee benefits laws and regulations, securities, labor, and actions arising out of the normal course of business, in addition to asbestos-related litigation described under the risk factor titled “Pending and future asbestos litigation and payments to settle asbestos-related claims could reduce Crown’s cash flow and negatively impact its financial condition.” Crown is currently unable to determine the total expense or possible loss, if any, that may ultimately be incurred in the resolution of such legal proceedings. Regardless of the ultimate outcome of such legal proceedings, they could result in significant diversion of time by Crown’s management. The results of Crown’s pending legal proceedings, including any potential settlements, are uncertain and the outcome of these disputes may decrease its cash available for operations and investment, restrict its operations or otherwise negatively impact its business, operating results, financial condition and cash flow.

Crown is subject to antitrust investigations in Europe. In July of 2010, the Spanish National Antitrust Commission issued a Statement of Facts (Pliego de Concreción de Hechos) alleging that Crown European Holdings and one of its subsidiaries violated Spanish and European competition law by coordinating certain commercial terms and exchanging information with competitors in Spain. The Statement of Facts does not constitute a decision on the merits and is subject to a reply by Crown. If the Antitrust Commission finds that Crown’s subsidiaries violated competition law, the Antitrust Commission has the authority to levy fines. Also in July, a subsidiary of Crown became aware of an investigation by the Netherlands Competition Authority in relation to competition law matters. No allegations have been made at this stage by the Dutch authorities. Crown believes that the allegations in Spain are without merit and intends to defend its position vigorously. However, Crown is unable to predict the ultimate outcome of the foregoing or their impact on Crown.

The recent global credit and financial crisis could have adverse effects on Crown.

The recent global credit and financial crisis could have significant adverse effects on Crown’s operations, including as a result of any the following:

•	downturns in the business or financial condition of any of Crown’s key customers or suppliers, potentially resulting in customers’ inability to pay Crown’s invoices as they become due or at all;

•	potential losses associated with hedging activity by Crown for the benefit of Crown’s customers, or cost impacts of changing suppliers;

•	a fall in the fair value of Crown’s pension assets, potentially requiring Crown to make significant additional contributions to its pension plans to meet prescribed funding levels;

•

the deterioration of any of the lending parties under Crown’s senior secured revolving credit facilities or the creditworthiness of the counterparties to Crown’s derivative transactions, which could result in such parties’ failure to satisfy their obligations under their arrangements with Crown;

•	noncompliance with the covenants under Crown’s indebtedness as a result of a weakening of Crown’s financial position or results of operations; and

•	the lack of currently available funding sources, which could have a negative impact upon the liquidity of Crown as well as that of its customers and suppliers.

Crown relies on its information technology and the failure or disruption of its information technology could disrupt its operations and adversely affect its results of operations.

Crown’s business increasingly relies on the successful and uninterrupted functioning of its information technology systems to process, transmit, and store electronic information. A significant portion of the communication between Crown’s personnel, customers, and suppliers depends on information technology. As with all large systems, Crown’s information technology systems could fail on their own accord or may be vulnerable to a variety of interruptions due to events beyond Crown’s control, including, but not limited to, natural disasters, terrorist attacks, telecommunications failures, computer viruses, hackers or other security issues.

The concentration of processes in shared services centers means that any disruption could impact a large portion of Crown’s business within the operating zones served by the affected service center. If Crown does not allocate, and effectively manage, the resources necessary to build and sustain the proper technology infrastructure, Crown could be subject to transaction errors, processing inefficiencies, loss of customers, business disruptions, or the loss of or damage to intellectual property through security breach. Crown’s information technology system could also be penetrated by outside parties intent on extracting information, corrupting information or disrupting business processes. Failure or disruption of these systems, or the back-up systems, for any reason could disrupt Crown’s operations and negatively impact Crown’s cash flows or financial condition.

Potential U.S. tax law changes could increase Crown’s U.S. tax expense on its overseas earnings which could have a negative impact on its after-tax income and cash flow.

President Obama’s Budget of the United States Government for 2011 indicates that legislative proposals will be made to reform the deferral of U.S. taxes on non-U.S. earnings, potentially significantly changing the timing and extent of taxation on Crown’s unrepatriated non-U.S earnings. These reforms include, among other items, a proposal to further limit foreign tax credits and a proposal to defer interest expense deductions allocable to non-U.S earnings until earnings are repatriated. The proposal to defer interest expense deductions could result in Crown not being able to currently deduct a significant portion of its interest expense. The proposal to defer tax deductions allocable to unrepatriated non-U.S. earnings has been set out in various draft Congressional legislative proposals in recent years which were not enacted, and at this juncture it is unclear whether these proposed tax revisions will be enacted, or, if enacted, what the precise scope of the revisions will be. However, depending on their content, such proposals could have a material adverse effect on Crown’s after-tax income and cash flow.

Changes in accounting standards, taxation requirements and other law could negatively affect Crown’s financial results.

New accounting standards or pronouncements that may become applicable to Crown from time to time, or changes in the interpretation of existing standards and pronouncements, could have a significant effect on Crown’s reported results for the affected periods. Crown is also subject to income tax in the numerous jurisdictions in which Crown operates. Increases in income tax rates or other changes to tax laws could reduce Crown’s after-tax income from affected jurisdictions or otherwise affect Crown’s tax liability. In addition, Crown’s products are subject to import and excise duties and/or sales or value-added taxes in many jurisdictions in which it operates. Increases in indirect taxes could affect Crown’s products’ affordability and therefore reduce demand for its products.

Crown may experience significant negative effects to its business as a result of new federal, state or local taxes, increases to current taxes or other governmental regulations specifically targeted to decrease the consumption of certain types of beverages.

Public health officials and government officials have become increasingly concerned about the public health consequences associated with over-consumption of certain types of beverages, such as sugar beverages and including those sold by certain of our significant customers. Possible new federal, state or local taxes, increases to current taxes or other governmental regulations specifically targeted to decrease the consumption of these beverages may significantly reduce demand for the beverages of Crown’s customers, which could in turn affect demand of Crown’s customers for Crown’s products. For example, members of the U.S. Congress recently raised the possibility of a federal tax on the sale of certain sugar beverages, including non-diet soft drinks, fruit drinks, teas and flavored waters. Some state governments are also considering similar taxes. If enacted, such taxes could materially affect Crown’s business and financial results.

The loss of Crown’s intellectual property rights may negatively impact its ability to compete.

If Crown is unable to maintain the proprietary nature of its technologies, its competitors may use its technologies to compete with it. Crown has a number of patents covering various aspects of its products, including its SuperEnd® beverage can end, whose primary patent expires in 2016, Easylift™ full aperture steel food can ends, PeelSeam™ flexible lidding and Ideal™ product line. Crown’s patents may not withstand challenge in litigation, and patents do not ensure that competitors will not develop competing products or infringe upon Crown’s patents. Moreover, the costs of litigation to defend Crown’s patents could be substantial and may outweigh the benefits of enforcing its rights under its patents. Crown markets its products internationally and the patent laws of foreign countries may offer less protection than the patent laws of the United States. Not all of Crown’s domestic patents have been registered in other countries. Crown also relies on trade secrets, know-how and other unpatented proprietary technology, and others may independently develop the same or similar technology or otherwise obtain access to Crown’s unpatented technology. In addition, Crown has from time to time received letters from third parties suggesting that it may be infringing on their intellectual property rights, and third parties may bring infringement suits against Crown, which could result in Crown needing to seek licenses from these third parties or refraining altogether from use of the claimed technology.

CAPITALIZATION

The following table sets forth the consolidated cash and cash equivalents and capitalization of Crown as of March 31, 2010 on an actual basis and the consolidated cash and cash equivalents and capitalization of Crown as of March 31, 2010 as adjusted to give effect to the offering of the new senior notes and borrowings under Crown’s senior secured revolving credit facilities due 2015 and the application of the net proceeds therefrom. You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Certain Indebtedness” and Crown’s audited consolidated financial statements and the related notes.

	(dollars in millions)
	March 31, 2010
	Actual	As Adjusted
Cash and cash equivalents(1)	$399	$432

Debt:
Senior secured credit facilities:
Senior secured revolving credit facilities due 2011(2)	$351	$—
Senior secured revolving credit facilities due 2015(3)	—	751
Receivables securitization and factoring facilities	185	185
Senior secured term loan facilities due 2012(3)	722	322
6 1/4 % First priority senior secured notes due 2011(4)	203	—
7 5/8 % Senior notes due 2013(4)	200	—
7 3/4 % Senior notes due 2015	600	600
7 5/8 % Senior notes due 2017(5)	400	400
% Senior notes due 2018(6)	—	473
Outstanding unsecured notes:
Notes due 2026 through 2096	414	414
Capital lease obligations and other secured debt	39	39
Other unsecured indebtedness	60	60

Total debt(7)	3,174	3,244
Noncontrolling interests	395	395
Crown Holdings shareholders’ equity(8)	36	19

Total capitalization	$3,605	$3,658

(1)	The as adjusted cash and cash equivalents have increased by $33 million to reflect $37 million in estimated fees, expenses and premiums (including $15 million in tender premiums, fees associated with repaying first priority senior secured notes and redemption premiums associated with repaying senior unsecured notes) paid in connection with the offering of the new senior notes and the excess proceeds of the offering of the new senior notes after anticipated use of proceeds therefrom.
(2)	To the extent that lenders under the senior secured revolving credit facilities due 2011 did not participate as lenders under the senior secured revolving credit facilities due 2015, the senior secured revolving credit facilities due 2011 remain outstanding, subject to their maturity on May 15, 2011. Total availability under the senior secured revolving credit facilities due 2011 now consists of up to $165.0 million available to Crown Americas in U.S. dollars and up to approximately $63.6 million available, subject to certain sublimits, to Crown European Holdings and the subsidiary borrowers in euro and pound sterling. Prior to maturity of the senior secured revolving credit facilities due 2011, borrowings under the senior secured revolving credit facilities due 2011 and the senior secured revolving credit facilities due 2015 are limited to $1.2 billion in the aggregate.
(3)	On June 15, 2010, Crown borrowed $400 million under the senior secured revolving credit facilities due 2015 and used the proceeds to repay $400 million under the senior secured term loan facilities. The as adjusted amount also reflects $351 million outstanding under the senior secured revolving credit facilities due 2011 as of March 31, 2010. See footnote 2 above.
(4)

The net proceeds from the offering of the new senior notes are intended to be used to retire all or a portion of Crown European Holdings’ outstanding €150 million first priority senior secured notes, to retire all of Crown’s outstanding $200 million senior unsecured notes due 2013, to pay fees and expenses associated with the offering of the new senior notes and to provide funds for general corporate purposes. There can be no assurance that Crown will commence the anticipated tender offer or that first priority senior secured notes will be tendered or purchased in the anticipated tender offer. See “Description of Certain Indebtedness.”

(5)	Consists of $400 million aggregate principal amount of senior notes. The notes were issued at a price of 97.092% of their face value, resulting in approximately $388 million of gross proceeds. The $12 million discount is amortized and included in interest expense until the notes mature.
(6)	Consists of €350 million aggregate principal amount of the new senior notes and does not give effect to original issue discount, if any.
(7)	The as adjusted total debt may increase to the extent first priority senior secured notes are not tendered and purchased in the anticipated tender offer. Proceeds of the offering of the new senior notes that are not used to repurchase first priority senior secured notes or senior unsecured notes due 2013 or to pay fees and expenses in connection with the offering of the new senior notes are expected to be used for general corporate purposes.
(8)	As adjusted shareholders’ equity has been decreased by $17 million to reflect $15 million in premiums paid to retire the first priority senior secured notes and $200 million of outstanding senior unsecured notes due 2013, and $2 million to write off unamortized debt issuance fees on indebtedness repaid in connection with the offering of the new senior notes.

Critical Accounting Policies

Crown’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the U.S. which require that management make numerous estimates and assumptions. Actual results could differ from those estimates and assumptions, impacting the reported results of operations and financial position of Crown. Crown’s significant accounting policies are more fully described under Note A to Crown’s audited consolidated financial statements. Certain accounting policies, however, are considered to be critical in that (i) they are most important to the depiction of Crown’s financial condition and results of operations and (ii) their application requires management’s most subjective judgment in making estimates about the effect of matters that are inherently uncertain.

The discussion below supplements the discussion from Crown’s Annual Report on Form 10-K for the year ended December 31, 2009 with respect to asbestos-related liabilities. The discussion below should be read in conjunction with Note I to the unaudited consolidated financial statements.

Asbestos Liabilities.    Crown’s potential liability for asbestos cases is highly uncertain due to the difficulty of forecasting many factors, including the level of future claims, the rate of receipt of claims, the jurisdiction in which claims are filed, the nature of future claims (including the seriousness of alleged disease, whether claimants allege first exposure to asbestos before or during 1964 and the alleged link to Crown Cork), the terms of settlements of other defendants with asbestos-related liabilities, the bankruptcy filings of other defendants (which may result in additional claims and higher settlement demands for non-bankrupt defendants), potential liabilities for claims filed after Crown’s ten-year projection period and the effect of the state asbestos legislation (including the validity and applicability of the Pennsylvania legislation to non-Pennsylvania jurisdictions, where the substantial majority of Crown’s asbestos cases are filed). See Note I to the unaudited consolidated financial statements for additional information regarding the provision for asbestos-related costs.

At the end of each quarter, Crown considers whether there have been any material developments that would cause it to update its asbestos liability accrual calculations. Absent any significant developments in the asbestos litigation environment in general or with respect to Crown specifically, Crown updates its accrual calculations in the fourth quarter of each year. Crown’s asbestos liability accrual is calculated as the sum of its outstanding and expected future claims, multiplied by the five-year average settlement cost of those claims, plus estimated legal fees. Claims in those states where Crown’s liability is limited by statute and claims alleging first exposure to asbestos after 1964 are included in the number of outstanding claims but are assumed to have no value. The expected number of claims and the average settlement cost per claim are calculated using projections based on the actual data for the most recent five years.

The five year average settlement cost per claim was $6,600, $5,900 and $5,300 for 2009, 2008 and 2007, respectively. The average settlement cost per claim increased due to higher settlement costs for claims alleging serious disease (primarily mesothelioma and other malignancies) in Crown Cork’s settlement pool during the most recent five-year period. Because claims are not submitted or settled evenly throughout the year, it is difficult to predict at any time during the year whether the number of claims or average settlement cost over the five year period ending December 31 of such year will increase compared to the prior five year period.

Crown’s asbestos liability is calculated using a ten-year projection and Crown therefore expects to incur an annual charge to account for projected claims in the new tenth year. The inclusion of an additional year in the ten-year projection combined with the increased settlement costs per claim, which was partially offset by a projected decrease in the number of future claims led Crown to record a charge of $55 million in 2009 compared to $25 million in 2008 and $28 million in 2007, in each case to increase Crown’s accrual for probable costs for claims through the following ten-year period. During 2009, 2008 and 2007, respectively, Crown made asbestos-related payments of $26 million, $25 million and $26 million. If the recent trend of settling claims alleging serious disease (primarily mesothelioma and other malignancies) for higher amounts continues, average settlement costs per claim are likely to increase and, if not offset by a reduction in overall claims and settlements, Crown may record additional charges in the future. A 10% change in either the average cost per claim or the number of projected claims would increase or decrease the estimated liability at December 31, 2009 by $23 million for the following ten-year period. A 10% increase or decrease in these two factors at the same time would increase or decrease the estimated liability at December 31, 2009 by $48 million and $44 million, respectively, for the following ten-year period.

Goodwill Impairment.    Crown performs a goodwill impairment review in the fourth quarter of each year or when facts and circumstances indicate goodwill may be impaired. The impairment review involves a number of assumptions and judgments, including the calculation of fair value for Crown’s identified reporting units. Crown determines the estimated fair value for each reporting unit based on the average of the estimated fair values calculated using market values for comparable businesses and discounted cash flow projections. Crown uses an average of the two methods in estimating fair value because it believes they provide an equal probability of yielding an appropriate fair value for the reporting unit. Crown’s estimates of future cash flows include assumptions concerning future operating performance, economic conditions, and technological changes and may differ from actual future cash flows. Under the first method of calculating estimated fair value, Crown obtains publicly available trading multiples based on the enterprise value of companies in the packaging industry whose shares are publicly traded. Crown also reviews available information regarding the multiples used in recent transactions, if any, involving transfers of controlling interests in the packaging industry. The appropriate multiple is applied to the forecasted EBITDA (a non-GAAP item defined by Crown as net customer sales, less cost of products sold excluding depreciation and amortization, less selling and administrative expenses) of the reporting unit to obtain an estimated fair value. Under the second method, fair value is calculated as the sum of the projected discounted cash flows of the reporting unit over the next five years and the terminal value at the end of those five years. The projected cash flows generally include no growth assumption unless there has recently been a material change in the business or a material change is forecasted. The discount rate used is based on the average weighted-average cost of capital of companies in the packaging industry, which information is available through various sources. The terminal value at the end of the five years is the product of the projected EBITDA at the end of the five year period and the trading multiple. Crown used an EBITDA multiple of 7.0 times and a discount rate of 7.4% in its 2009 review. The assumed EBITDA multiple was increased from the 6.5 times used in 2008 due to an increase in trading multiples of companies in the packaging industry. The discount rate in 2009 was decreased from the 9.2% used in 2008 due to a decrease in the weighted average cost of capital of companies in the packaging industry. Crown did not have any reporting unit at the end of 2009 whose fair value did not materially exceed its carrying value. The discussion below provides information on Crown’s assumptions and conclusions regarding its review of the European Closures reporting unit in 2007. This reporting unit manufactures and sells metal vacuum food closures and is part of the European Food segment. Additional discussion of this reporting unit is provided because Crown recorded an impairment charge of $103 million in the European Closures reporting unit in 2007.

During the fourth quarter of 2007, Crown recorded a goodwill impairment charge of $103 million in its European Closures reporting unit due to a decrease in projected operating results. The segment income of the business was $6 million, $14 million and $17 million for the years ended December 31, 2007, 2006 and 2005, respectively, and as of the end of 2006, Crown was projecting 2007 segment income of $16 million. The decrease in 2007 segment income, compared to 2006 results and Crown’s 2007 projections, was primarily due to lower sales unit volumes and an inability to recover cost increases through increased selling prices.

In its projections for the European metal vacuum food closures business for 2007, Crown expected to see some pressure on selling prices based on preliminary discussions with its customers, but believed it could compensate for these losses through increased sales unit volumes that could be obtained from existing or new customers throughout the year. However, due to aggressive pricing by certain of Crown’s competitors (an effort to maintain or increase their sales unit volumes), Crown was unable to increase volumes for 2007 as allocations were finalized during the first two quarters. In addition to its effect on Crown’s sales unit volumes, the competitive situation also depressed selling prices throughout the year beyond Crown’s expectations. The aggressive pricing policies evident in 2007 were unexpected in a business that previously had consistent segment income and relatively stable selling prices. As of October 31, 2007, it was management’s judgment that the adverse competitive situation was temporary based on its understanding of the competitive market at that time. However, at the conclusion of the 2008 budget process, which occurred at the end of 2007 only after initial discussions with existing and potential customers related to 2008 pricing and volumes, management concluded that the depressed selling prices and competition for sales volume would likely continue, and that 2008 segment income was unlikely to improve. Due to this second consecutive year of reduced segment income, and absent any evidence to the contrary, Crown determined that it was appropriate to assume similar results for its projections used to calculate the estimated fair value of the reporting unit at the end of 2007.

Long-lived Assets Impairment.    Crown performs an impairment review of its long-lived assets, primarily property, plant and equipment, when facts and circumstances indicate the carrying value may not be recoverable from its undiscounted cash flows. Any impairment loss is measured by comparing the carrying amount of the asset to its fair value. Crown’s estimates of future cash flows involve assumptions concerning future operating performance, economic conditions and technological changes that may affect the future useful lives of the assets. These estimates may differ from actual cash flows or useful lives.

Tax Valuation Allowance.    Crown records a valuation allowance to reduce its deferred tax assets when it is more likely than not that a portion of the tax assets will not be realized. The estimate of the amount that will not be realized requires the use of assumptions concerning Crown’s future taxable income. These estimates are projected through the life of the related deferred tax assets based on assumptions that management believes are reasonable. Crown considers all sources of taxable income in estimating its valuation allowances, including taxable income in any available carry back period; the reversal of taxable temporary differences; tax-planning strategies; and taxable income expected to be generated in the future other than reversing temporary differences. Should Crown change its estimate of the amount of its deferred tax assets that it would be able to realize, an adjustment to the valuation allowance would result in an increase or decrease in tax expense in the period such a change in estimate was made.

Crown’s valuation allowances of $391 million at December 31, 2009 include $180 million in the U.S., $109 million in France, $59 million in Canada, $23 million in Belgium, $13 million in the Netherlands, $5 million in Asia and $2 million in Poland.

During the fourth quarter of 2009, Crown released $58 million of its U.S. deferred tax valuation allowances based on management’s judgment that it is more likely than not that the related deferred tax benefits will be realized. The valuation allowance release included $54 million for foreign tax credits that expire in 2016 through 2019 and $4 million for research credits that expire in 2019. Prior to the fourth quarter of 2009, Crown was unable to conclude that it was more likely than not that these tax credits, which can only be used after all of Crown’s tax losses are used, would be realized before their expiration. Contributing to uncertainty regarding Crown’s U.S. taxable income in 2009 and beyond were a significant increase in 2009 in the cost of steel used in the production of certain cans and closures and Crown’s ability to recover those costs from customers; the effect of the credit crisis on demand for Crown’s products; and the possibility that Crown’s pension plan assets would suffer additional market losses and require Crown to contribute additional funds to the plan beyond those already considered in its projections. Crown’s determination in the fourth quarter of 2009 that it was more likely than not that it would have sufficient future taxable income to realize these deferred tax assets was not as a result of any single event or development in the fourth quarter, but rather a review in the fourth quarter of Crown’s results for the year, its pension plan assets and liabilities at the end of the year, and its budget for 2010. Based on the 2009 results and sales unit volumes, an increase in pension plan assets due to market returns, and a 2010 budget that projects the 2009 results can be maintained, Crown concluded there was sufficient positive evidence to reverse its valuation allowance related to these tax credits. As of December 31, 2009, Crown had $180 million of remaining valuation allowance against its U.S. deferred tax assets including $152 million for state tax loss carryforwards, $27 million for capital loss carryforwards, and $1 million for research credits. The state tax loss carryforwards expire as follows: $4 million in 2010 through 2015, $57 million in 2016 through 2020, and $91 million thereafter. The capital loss carryforwards expire in 2012 and 2013 and the research credits expire in 2018. Future realization of Crown’s $533 million of net U.S. deferred tax assets will require approximately $1.3 billion of aggregated U.S. taxable income. The table in Note W to Crown’s audited consolidated financial statements reports U.S. book income/(loss) of ($36) million, $31 million and $4 million for 2009, 2008 and 2007, respectively. In 2009, Crown had approximately $150 million of U.S. taxable income compared to the book loss of $36 million due to differences arising from $59 million of foreign source income that is not included in the book loss, $87 million of U.S. GAAP pension expense in excess of pension plan contributions, and $40 million of other permanent and temporary differences. It is possible that Crown may be required to increase its U.S. valuation allowance at some future time if its projections of book and taxable income are incorrect in the aggregate or in the timing of certain deductions, such as pension plan contributions.

As of December 31, 2008, Crown was in a three year cumulative loss position in France and had a full valuation allowance against its net deferred tax assets. Due primarily to reduced floating interest rates and a resulting significant reduction in interest expense, the French operations were profitable in 2009. During the third quarter of 2009, Crown released $40 million of its French deferred tax valuation allowances based on management’s judgment that it is more likely than not that the related deferred tax assets will be realized in 2010 through 2012. In the fourth quarter of 2009, Crown released an additional $2 million of valuation allowance based on a refined estimate including a review of its 2010 budget. Prior to the third quarter of 2009, Crown was unable to conclude that it was more likely than not that it would realize any future benefit from its deferred tax assets. Contributing to uncertainty regarding taxable income in 2009 and beyond were a significant increase in 2009 in the cost of steel and the effect of the credit crisis on demand for Crown’s products. Crown has a large food can business in France and the third quarter is a critical period as cans are purchased by its customers to pack the harvest. After reviewing the third quarter operating results in France, Crown was able to conclude that it was more likely than not that the improvements in interest expense would not be offset by reductions in operating results, and that it would realize some portion of its deferred tax assets. Crown is unable to conclude at this time that it is more likely than not that it will realize any additional deferred tax benefits in France beyond 2012, primarily due to uncertainty concerning the amount of future interest expense in its French operations. Crown’s senior secured revolving credit facilities due 2011 expire in May 2011 and its senior secured term loan facilities expire in November 2012. Both of these facilities are in France and Crown’s French operations are currently benefiting from low base interest rates and floating interest rates on this debt. For purposes of reviewing its valuation allowance as of December 31, 2009, Crown assumed, based on current market conditions, that its senior secured revolving credit facilities due 2011 would be refinanced at higher base rates at the end of 2010, and, because a similar term loan facility may not be available, that its term loan would be replaced by a fixed rate note. Crown has also assumed that the operating profit in its French operations will remain consistent. Crown’s net deferred tax assets in France before valuation allowances consist of $191 million of deferred tax assets, including $158 million of tax loss carryforwards that do not expire, and $40 million of deferred tax liabilities. It is possible that Crown may be required to increase this valuation allowance at some future time if its income projections for 2010 to 2012 are later revised downwards. It is also possible that Crown will release additional portions of its French valuation allowance in future periods if its income projections are revised upwards due to improved operating profits, or if it refinances its debt at interest rates lower than those assumed in its projections. In addition, future changes in tax laws or tax planning could cause Crown to restructure the amount of debt in its French operations as part of its tax planning strategies, which could impact the amount of interest expense and profits in these operations.

As of December 31, 2009, Crown has a full valuation allowance of $59 million against its net deferred tax assets in Canada. The net deferred tax assets of $59 million include $37 million of tax loss carryforwards that expire in 2014 to 2028. The Canadian operations remain in a three year cumulative loss position and had a significant loss in 2009 due to low operating margins and plant closing costs. Crown does not believe it has sufficient positive evidence at this time to release any of the valuation allowance in Canada, but it is possible that some or all of its Canadian valuation allowance will be reversed in the future if the results of operations improve.

As of December 31, 2009, Crown has a valuation allowance of $23 million for tax loss carryforwards in Belgium that do not expire, including $14 million in a dormant entity that Crown does not believe at this time it will be able to utilize. The remaining $9 million of valuation allowance is in an operating entity that was slightly profitable in 2009, but remains in a three year cumulative loss position at the end of 2009. Crown does not believe it has sufficient positive evidence at this time to release any of the valuation allowance for the operating entity, but it is possible some or all of the valuation allowance will be released in the future if the entity’s results of operations improve.

As of December 31, 2009, Crown has a valuation allowance of $13 million against its deferred tax assets in a Dutch subsidiary, including $11 million for tax loss carryforwards that do not expire. The entity has a profit of $2 million in 2009, but remains in a three year cumulative loss position at the end of 2009 and is projected to be break-even in 2010. Crown does not believe it has sufficient positive evidence at this time to release any of the valuation allowance for this entity, but it is possible some or all of the valuation allowance will be released in the future if the entity’s results of operations improve.

The remaining valuation allowances of $5 million in Asia and $2 million in Poland are also in entities where Crown does not believe it has sufficient positive evidence at this time to release any of the valuation allowances, but it is possible some or all of the valuation allowances will be released in the future.

Crown has not recorded a valuation allowance against its net deferred tax assets of $6 million in a Spanish entity. The entity had a profit of $1 million in 2009 and is projecting a similar profit in 2010, but it is possible that Crown will need to provide a valuation allowance in the future if the profits are not maintained.

Unrecognized Tax Positions.    Crown recognizes the impact of a tax position if, in Crown’s opinion, it is more likely than not that the position will be sustained on audit, based on the technical merits of that position. The tax position is measured at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. The determination of whether the impact should be recognized, and the measurement of the impact, can require significant judgment and Crown’s estimate may differ from actual settlement amounts. See Note W to Crown’s audited consolidated financial statements for additional information on Crown’s tax positions.

Pension and Postretirement Benefits.    Accounting for pensions and postretirement benefit plans requires the use of estimates and assumptions regarding numerous factors, including discount rates, rates of return on plan assets, compensation increases, health care cost increases, mortality and employee turnover. Actual results may differ from Crown’s actuarial assumptions, which may have an impact on the amount of reported expense or liability for pensions or postretirement benefits.

The rate of return assumptions are reviewed at each measurement date based on the pension plans’ investment policies, current asset allocations and an analysis of the historical returns of the capital markets.

The U.S. plan’s 2010 assumed asset rate of return of 8.75% was based on a calculation using underlying assumed rates of return of 10.5% for equity securities and alternative investments, and 5.7% for debt securities and real estate. An assumed rate of 10.5% was used for equity securities and alternative investments based on the total return of the S&P 500 for the 25 year period ended December 31, 2009. Crown believes that the equity securities included in the S&P 500 are representative of the equity securities and alternative investments held by its U.S. plan, and that 25 years provides a sufficient time horizon as a basis for estimating future returns. Crown used a 5.7% assumed return for debt securities, consistent with the U.S. plan discount rate and the return on AA corporate bonds with duration equal to the plan’s liabilities. The underlying debt securities in the plan are primarily invested in various corporate and government agency securities and are benchmarked against returns on AA corporate bonds.

The U.K. plan’s 2010 assumed asset rate of return of 7.0% was based on a calculation using underlying assumed rates of return of 10.4% for equity securities and alternative investments, and 5.5% for debt securities and real estate. Equity securities in the U.K. plan as of December 31, 2009 were allocated approximately 45% to U.S. securities, 8% to U.K. securities, 11% to securities in European countries other than the U.K., and 36% to securities in other countries. The assumed rate of 10.4% for equity securities and alternative investments represents the weighted average 25 year return of equity securities in these markets. Crown believes that the equity securities included in the related market indexes are representative of the equity securities and alternative investments held by its U.K. plan, and that 25 years provides a sufficient time horizon as a basis for estimating future returns.

A 0.25% change in the expected rates of return would change 2010 pension expense by approximately $9.

Discount rates were selected using a method that matches projected payouts from the plans with zero-coupon AA bond yield curves in the respective currencies. The yield curves were constructed from the underlying bond price and yield data collected as of the plans measurement date and are represented by a series of annualized, individual discount rates with durations ranging from six months to thirty years. Each discount rate in the curve was derived from an equal weighting of the AA bond universe, apportioned into distinct maturity groups. These individual discount rates were then converted into a single equivalent discount rate. To assure that the resulting rates can be achieved by the plan, only bonds with sufficient capacity that satisfy certain criteria and are expected to remain available through the period of maturity of the plan benefits were used to develop the discount rate. A 0.25% change in the discount rates from those used at December 31, 2009 would change 2010 pension expense by approximately $5 million and postretirement expense by approximately $1 million. See Note V to Crown’s audited consolidated financial statements for additional information on pension and postretirement benefit obligations and assumptions.

As of December 31, 2009, Crown had pre-tax unrecognized net losses in other comprehensive income of $1,991 million related to its pension plans and $147 million related to its other postretirement benefit plans. Unrecognized gains and losses arise each year primarily due to changes in discount rates, differences in actual plan asset returns compared to expected returns, and changes in actuarial assumptions such as mortality. For example, as disclosed in Note V to Crown’s audited consolidated financial statements, the unrecognized net loss in Crown’s pension plans included a current year loss of $329 million consisting of a gain of $237 million due to actual asset returns of $470 million compared to expected returns of $233 million, offset by losses of $566 million primarily due to lower discount rates at the end of 2009 compared to 2008. Unrecognized gains and losses are accumulated in other comprehensive income and the portion in each plan that exceeds 10% of the greater of that plan’s assets or projected benefit obligation is amortized to income over future periods. Crown’s pension expense for the year ended December 31, 2009 included charges of $105 million for the amortization of unrecognized net losses, and Crown estimates charges of $114 million in 2010. Unrecognized net losses of $1,991 million in the pension plans as of December 31, 2009 include $976 million in the U.K. defined benefit plan, $852 million in the U.S defined benefit plan, $180 million in the Canadian defined benefit plans, and ($17) million in other plans. Amortizable losses in the U.K. plan are being recognized over 21 years, representing the average expected life of inactive employees as over 90% of the plan participants are inactive and the fund is closed to new participants. Amortizable losses in the U.S. plan are being recognized over the average remaining service life of active participants of 11 years. Amortizable losses in the Canadian plans are being recognized over the average remaining service life of active participants of 11 years. An increase of 10% in the number of years used to amortize unrecognized losses in each plan would decrease estimated charges for 2010 by 9.1% or $10 million. A decrease of 10% in the number of years would increase the estimated charge for 2010 by 11.1% or $13 million.

Unrecognized net losses of $147 million in Crown’s other postretirement benefit plans as of December 31, 2009, primarily included $130 million in the U.S. plans, with the amortizable portion being recognized over the average remaining service life of active participants of 9 years. Crown’s other postretirement benefits expense for the year ended December 31, 2009 included charges of $7 million for the amortization of unrecognized net losses, and Crown estimates charges of $10 million in 2010. An increase of 10% in the number of years used to amortize the unrecognized losses in each plan would decrease the estimated charge for 2010 by 9.1% or $1 million. A decrease of 10% in the number of years would increase the estimated charge for 2010 by 11.1% or $1 million.

Stock-Based Compensation.    Calculation of the estimated fair value of stock option awards requires the use of assumptions regarding a number of complex and subjective variables, including the expected term of the options, the annual risk-free interest rate over the options’ expected term, the expected annual dividend yield on the underlying stock over the options’ expected term, and the expected stock price volatility over the options’ expected term. Crown generally bases its assumptions of option term and expected price volatility on historical data, but also considers other factors, such as vesting or expiration provisions in new awards that are inconsistent with past awards, that would make the historical data unreliable as a basis for future assumptions. Estimates of the fair value of stock options are not intended to predict actual future events or the value ultimately realized by employees who receive stock option awards, and subsequent events are not indicative of the reasonableness of the original estimates of fair value made by Crown. See Note A and Note P to Crown’s audited consolidated financial statements for additional disclosure of Crown’s assumptions related to stock-based compensation.

Recent Accounting Pronouncements

In June 2009, the FASB issued guidance that eliminates the Qualified Special Purpose Entities (QSPEs) concept, established to facilitate off-balance sheet treatment of certain securitizations. More stringent criteria must be met to qualify for sale accounting when only a portion of a financial asset is transferred. The guidance impacts new transfers of many types of financial assets (for example, receivables securitization and factoring arrangements) occurring after the effective date. The guidance is effective for Crown on January 1, 2010. Crown is currently evaluating the requirements of this guidance, but believes it will require Crown to report its receivables securitization facilities as securitized borrowings instead of as sales of receivables, thus increasing Crown’s reported debt. The amount of securitized receivables was $232 million as of December 31, 2009 and $322 million at its highest level during 2009. If the amounts are reported as borrowings, Crown’s reported cash flow from operations in 2010 will be negatively impacted by this change. For example, if the new guidance had been effective as of January 1, 2009 instead of 2010, Crown’s 2009 cash flow from operations would have been $232 million less than the amount reported and its cash flow from financing activities would have been $232 million higher. This anticipated negative impact on cash flow from operations is limited to 2010 and will not recur in future periods.

In June 2009, the FASB issued guidance that requires an analysis to determine whether a variable interest gives a company a controlling financial interest in a variable interest entity. It also requires an ongoing reassessment and eliminates the quantitative approach previously required for determining whether the company is the primary beneficiary. The guidance is effective for Crown on January 1, 2010 and Crown does not expect its adoption will have a material impact on Crown’s financial statements.

CROWN’S BUSINESS

General

Crown is a worldwide leader in the design, manufacture and sale of packaging products for consumer goods. Crown’s primary products include steel and aluminum cans for food, beverage, household and other consumer products and metal vacuum closures and caps. These products are manufactured in Crown’s plants both within and outside the United States and are sold through Crown’s sales organization to the soft drink, food, citrus, brewing, household products, personal care and various other industries. At March 31, 2010, Crown operated 136 plants along with sales and service facilities throughout 41 countries and had approximately 21,000 employees. Consolidated net sales for Crown during the three months ended March 31, 2010 were $1,777 million with 71% of these net sales derived from operations outside the United States, of which 69% of these non-U.S. revenues were derived from operations in Crown’s European Division.

Business Strengths

Crown’s principal strength lies in its ability to meet the changing needs of its global customer base with products and processes from a broad range of well-established packaging businesses. Crown believes that it is well-positioned within the packaging industry because of its:

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Global leadership positions.    Crown is a leading producer of food, beverage and aerosol cans and of closures in North America, Europe and Asia. Crown maintains its leadership through an extensive geographic presence, with 136 plants located throughout the world as of March 31, 2010. Its large manufacturing base allows Crown to service its customers locally while achieving significant economies of scale.

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Strong customer base.    Crown provides packaging to many of the world’s leading consumer products companies. Major customers include Anheuser-Busch InBev, Cadbury plc, Coca-Cola, Cott Beverages, Heineken, Mars, Nestlé, Pepsi-Cola, Procter & Gamble (Gillette), SC Johnson and Unilever, among others. These consumer products companies represent generally stable businesses that provide consumer staples such as soft drinks, alcoholic beverages, foods and household products. In addition, Crown has long-standing relationships with many of its largest customers.

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Broad and diversified product base.    Crown produces a wide array of products differentiated by type, purpose, size, shape and benefit to customers. Crown is not dependent on any specific product market since no product in any one geographical region represents a substantial share of total revenues.

•	Business and industry fundamentals. Fundamental changes in its business, including price increases, cost reduction initiatives and working capital reductions, have improved Crown’s business outlook.

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Technological leadership resulting in superior new product and process development.    Crown believes that it possesses the technology, processes and research, development and engineering capabilities to allow it to provide innovative and value-added packaging solutions to its customers, as well as to design cost-efficient manufacturing systems and materials.

•	Financially disciplined management team. Crown’s current executive leadership is focused on improving profit and increasing free cash flow.

–	All levels of Crown’s management are committed to minimizing capital employed in their respective businesses.

–	Crown is prudent about its capital spending, attempting to pursue projects that provide an adequate return. In place of high capital spending, Crown attempts to maximize the usefulness of all assets currently employed.

Business Strategy

Crown has several key business strategies:

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Grow in targeted markets.    Crown plans to capitalize on its leading food, beverage and aerosol can positions by targeting geographic areas with strong growth potential. Crown believes that it is well-positioned to take advantage of the growth potential in Southern and Eastern Europe with numerous food and beverage can plants already established in those markets. In addition, as a leading packaging supplier to the Middle Eastern, Southeast Asian and Latin American markets, Crown will work to benefit from the anticipated growth in the consumption of consumer goods in these regions. Crown may also consider possible acquisitions to grow its business (within developed or developing markets).

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Increase margins through ongoing cost reductions.    Crown plans to continue to reduce manufacturing costs, enhance efficiencies and drive return on invested capital through investments in equipment and technology and through improvements in productivity and material usage and by maintaining a disciplined approach to managing supplier contacts.

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Maximize cash flow generation.    Crown has established performance-based incentives to increase its free cash flow and operating income. In recent years Crown has used free cash flow to reduce outstanding indebtedness and repurchase Crown common stock.

–	Crown uses the economic profit concept in connection with its executive compensation program, which requires each business unit to exceed prior year’s returns on the capital that it employs.

–	Crown will continue to attempt to focus its capital expenditures on projects that provide an adequate return.

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Serve the changing needs of the world’s leading consumer products companies through technological innovation.    Crown intends to capitalize on the demand of its customers for higher value-added packaging products. By continuing to improve the physical attributes of its products, such as strength of materials and graphics, Crown plans to further improve its existing customer relationships, as well as attract new customers.

Divisions and Operating Segments

Crown’s business is organized geographically within three divisions, Americas, European and Asia-Pacific. Within the Americas and European Divisions Crown is generally organized along product lines. Crown’s reportable segments within the Americas Division are Americas Beverage and North America Food. Crown’s reportable segments within the European Division are European Beverage, European Food and European Specialty Packaging. Americas Beverage includes beverage can operations in the U.S., Canada, Mexico and South America. North America Food includes food can and metal vacuum closure operations in the U.S. and Canada. European Beverage includes beverage can operations in Europe, the Middle East and North Africa. European Food includes food can and metal vacuum closure operations in Europe and Africa. European Specialty Packaging includes specialty packaging operations in Europe. No operating segments within the Asia-Pacific Division are included as reportable segments.

Financial information concerning Crown’s operating segments, and within selected geographic areas, is set forth within “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and under Note X to Crown’s audited consolidated financial statements.

Americas Division

The Americas Division includes operations in the United States, Canada, Mexico, South America and the Caribbean. These operations manufacture beverage, food and aerosol cans and ends, specialty packaging and metal vacuum closures and caps. At March 31, 2010, the division operated 49 plants in 8 countries and had approximately 5,900 employees. In 2009, the Americas Division had net sales of $3.2 billion. Approximately 70% of the division’s 2009 net sales were derived from within the United States. For the three month period ended March 31, 2010, the Americas Division had net sales of $746 million. Approximately 70% of the net sales were derived from within the United States for the three month period ended March 31, 2010.

Within the Americas Division Crown has determined that there are two reportable segments: Americas Beverage and North America Food. Other operating segments consist of North America Aerosol, a plastic closures operation in Brazil, and food can operations in the Caribbean.

Americas Beverage.    The Americas Beverage segment manufactures aluminum beverage cans and ends and steel crowns, commonly referred to as “bottle caps.” Americas Beverage had net sales in 2009 of $1.8 billion (22.9% of consolidated net sales) and segment income (as defined under Note X to Crown’s audited consolidated financial statements) of $207 million. Americas Beverage had net sales in the first three months of 2010 of $480 million (27% of consolidated net sales) and segment income (as defined under Note X to Crown’s audited consolidated financial statements) of $57 million.

North America Food.    The North America Food segment manufactures steel and aluminum food cans and ends and metal vacuum closures. North America Food had net sales in 2009 of $1.0 billion (12.7% of consolidated net sales) and segment income (as defined under Note X to Crown’s audited consolidated financial statements) of $140 million. North America Food had net sales in the first three months of 2010 of $197 million (11% of consolidated net sales) and segment income (as defined under Note X to Crown’s audited consolidated financial statements) of $16 million.

European Division

The European Division includes operations in Europe, the Middle East and Africa. These operations manufacture beverage, food and aerosol cans and ends, specialty packaging, metal vacuum closures and caps, and canmaking equipment. At March 31, 2010, the division operated 73 plants in 27 countries and had approximately 12,200 employees. Net sales in 2009 were $4.2 billion. Net sales in the United Kingdom of $729 million and in France of $686 million represented 17.4% and 16.4% of division net sales in 2009. Net sales in the first three months of 2010 were $870 million. Net sales in the United Kingdom of $169 million and in France of $149 million each represented 19.4% and 17.1% of division net sales in the first three months of 2010.

Within the European Division Crown has determined that there are three reportable segments: European Beverage, European Food and European Specialty Packaging. European Aerosol is not included as a reportable segment.

European Beverage.    The European Beverage segment manufactures steel and aluminum beverage cans and ends and steel crowns. European Beverage had net sales in 2009 of $1.6 billion (19.7% of consolidated net sales) and segment income (as defined under Note X to Crown’s audited consolidated financial statements) of $262 million. European Beverage had net sales in the first three months of 2010 of $314 million (18% of consolidated net sales) and segment income (as defined under Note X to Crown’s audited consolidated financial statements) of $52 million.

European Food.    The European Food segment manufactures steel and aluminum food cans and ends, and metal vacuum closures. European Food had net sales in 2009 of $2.0 billion (24.8% of consolidated net sales) and segment income (as defined under Note X to Crown’s audited consolidated financial statements) of $238 million. European Food had net sales in the first three months of 2010 of $404 million (23% of consolidated net sales) and segment income (as defined under Note X to Crown’s audited consolidated financial statements) of $40 million.

European Specialty Packaging.    The European Specialty Packaging segment manufactures a wide variety of specialty containers, with numerous lid and closure variations. In the consumer market, Crown manufactures a wide variety of steel containers for cookies and cakes, tea and coffee, confectionery, giftware, personal care, tobacco, wine and spirits, as well as non-processed food products. In the industrial market, Crown manufactures steel containers for paints, inks, chemical, automotive and household products.

European Specialty Packaging had net sales in 2009 of $404 million (5.1% of consolidated net sales) and segment income (as defined under Note X to Crown’s audited consolidated financial statements) of $18 million. European Specialty Packaging had net sales in the first three months of 2010 of $91 million (5% of consolidated net sales) and segment income (as defined under Note X to Crown’s audited consolidated financial statements) of $3 million.

Asia-Pacific Division

The Asia-Pacific Division manufactures aluminum beverage cans and ends, steel food and aerosol cans and ends, and metal caps. At March 31, 2010, the division operated 14 plants in 6 countries and had approximately 2,400 employees. Net sales in 2009 were $629 million (7.9% of consolidated net sales) and beverage can and end sales were approximately 82.0% of division sales. Net sales in the first three months of 2010 were $161 million (9.1% of consolidated net sales) and beverage can and end sales were approximately 81.1% of division sales. The Asia-Pacific division is not included as a reportable segment.

Products

Beverage Cans

Crown supplies beverage cans and ends and other packaging products to a variety of beverage and beer companies, including Anheuser-Busch InBev, Coca-Cola, Cott Beverages, Dr Pepper Snapple Group, DAMM, Heineken, National Beverage and Pepsi-Cola, among others. Crown’s beverage can business is built around local, regional and global markets, which has served to develop Crown’s understanding of global consumer expectations.

The beverage market is dynamic and highly competitive, with each packaging manufacturer striving to satisfy consumers’ ever-changing needs. Crown competes by offering its customers broad market knowledge, resources at all levels of its worldwide organization and extensive research and development capabilities that have enabled Crown to provide its customers with innovative products. Crown meets its customers’ beverage packaging needs with an array of two-piece beverage cans and ends and metal bottle caps. Innovations include the SuperEnd® beverage can end and shaped beverage cans. Crown expects to continue to add capacity in many of the growth markets around the world.

Beverage can manufacturing is capital intensive, requiring significant investment in tools and machinery. Crown seeks to effectively manage its invested capital and is continuing its efforts to reduce can and end diameter, lighten its cans, reduce non-metal costs and restructure production processes.

Food Cans and Closures

Crown manufactures a variety of food cans and ends, including two-and three-piece cans in numerous shapes and sizes, and sells food cans to food marketers such as Bonduelle, Cecab France, ConAgra, Continentale, Mars, Menu Foods, Morgan Foods, Nestlé and Premier Foods, among others. Crown offers a wide variety of metal vacuum closures and sealing equipment solutions to leading marketers such as Danone, H. J. Heinz, Kraft, Nestlé, Premier Foods and Unilever, among others, from a network of metal vacuum closure plants around the world. Crown supplies total packaging solutions, including metal and composite closures, capping systems and services while working closely with customers, retailers and glass and plastic container manufacturers to develop innovative closure solutions and meet customer requirements.

Technologies used to produce food cans include three-piece welded, two-piece drawn and wall-ironed and two-piece drawn and redrawn. Crown also offers its LIFTOFF™ series of food ends, including its Easylift™ full aperture steel food can ends, and PeelSeam™, a flexible aluminum foil laminated end. Crown offers expertise in closure design and decoration, ranging from quality printing of the closure in up to nine colors, to inside-the-cap printing, which offers customers new promotional possibilities, to better product protection through Ideal Closures™ and Superplus™. Crown’s commitment to innovation has led to developments in packaging materials, surface finishes, can shaping, lithography, filling, retorting, sealing and opening techniques and environmental performance.

Crown manufactures easy open, vacuum and conventional ends for a variety of heat-processed and dry food products including fruits and vegetables, meat and seafood, soups, ready-made meals, infant formula, coffee and pet food.

Aerosol Cans

Crown’s customers for aerosol cans and ends include manufacturers of personal care, food, household and industrial products, including Colep CCL, KIK Custom Products, Procter & Gamble (Gillette), SC Johnson and Unilever, among others. The aerosol can business, while highly competitive, is marked by its high value-added service to customers. Such value-added services include, among others, the ability to manufacture multiple sizes and design customer labels, multiple color schemes and shaped packaging.

Specialty Packaging

Crown’s specialty packaging business is located primarily in Europe and serves many major European and multinational companies. Crown produces a wide variety of specialty containers with numerous lid and closure variations. Crown’s specialty packaging customers include Abbott Laboratories, Akzo Nobel, Cadbury plc, Danone (Sigma), Nestlé, PPG, Teisseire, Tikkurila Oy and United Biscuits, among others.

Sales And Distribution

Global marketers continue to demand the consolidation of their supplier base under long-term arrangements and qualify those suppliers on the basis of their ability to provide global service, innovative designs and technologies in a cost-effective manner.

With its global reach, Crown markets and sells products to customers through its own sales and marketing staff located within each operating segment. Regional sales personnel support the segments’ staffs. In some instances, contracts with customers are centrally negotiated, but products are ordered through and distributed directly by Crown’s manufacturing facilities. Crown’s facilities are generally located in proximity to their respective major customers. Crown works closely with customers in order to develop new business and to extend the terms of its existing contracts.

Many customers provide Crown with quarterly or annual estimates of product requirements along with related quantities pursuant to which periodic commitments are given. Such estimates assist Crown in managing production and controlling use of working capital. Crown schedules its production to meet customer requirements. Because the production time for Crown’s products is short, any backlog of customer orders in relation to overall sales is not significant.

Seasonality

The food packaging business is somewhat seasonal with the first quarter tending to be the slowest period as the autumn packing period in the Northern Hemisphere has ended and new crops are not yet planted. The industry enters its busiest period in the third quarter when the majority of fruits and vegetables are harvested. Weather represents a substantial uncertainty in the yield of food products and is a major factor in determining the demand for food cans in any given year.

Crown’s beverage packaging business is predominately located in the Northern Hemisphere. Generally, beverage products are consumed in greater amounts during the warmer months of the year and sales and earnings have generally been higher in the second and third quarters of the calendar year.

Crown’s other businesses primarily include aerosol and specialty packaging and canmaking equipment, which tend not to be significantly affected by seasonal variations.

Competition

Most of Crown’s products are sold in highly competitive markets, primarily based on price, quality, service and performance. Crown competes with other packaging manufacturers as well as with fillers, food processors and packers, some of whom manufacture containers for their own use and for sale to others. Crown’s competitors include, but are not limited to, Ball Corporation, BWAY Corporation, Impress Holdings B.V., Metal Container Corporation, Rexam PLC and Silgan Holdings Inc.

Customers

Crown’s largest customers consist of many of the leading manufacturers and marketers of packaged products in the world. Consolidation trends among beverage and food marketers has led to a concentrated customer base. Crown’s top ten global customers represented in the aggregate approximately 26% of its 2009 net sales. In each of the years in the period 2007 through 2009, no one customer of Crown accounted for more than ten percent of Crown’s net sales. Each operating segment of Crown has major customers and the loss of one or more of these major customers could have a material adverse effect on an individual segment or Crown as a whole. Major customers include those listed above under the Products discussion. In addition to sales to Coca-Cola and Pepsi-Cola, Crown also supplies independent licensees of Coca-Cola and Pepsi-Cola.

Research And Development

Crown’s principal Research, Development & Engineering (RD&E) centers are located in Alsip, Illinois and Wantage, England. Crown depends upon its centralized RD&E capabilities to (1) promote development of value-added metal packaging systems for its customers, (2) design cost-efficient manufacturing processes, systems and materials that further promote the sustainability credentials of metal packaging, providing continuous quality and/or production efficiency improvements in its manufacturing facilities globally, (3) apply and develop technologies to advance customer and vendor relationships and provide value-added technical support, and (4) provide engineering services for Crown’s worldwide packaging activities. These capabilities allow Crown to (1) identify new and/or expanded market opportunities by working directly with customers to develop new products or enhance existing products through the application of new technologies that better differentiate products in the retail environment (for example, the creation of new packaging shapes or novel decoration methods) and/or the incorporation of consumer-valued features (for example, improved openability or greater resealability) and (2) reduce manufacturing costs by reducing the material content in its products (while retaining performance), reducing spoilage, and increasing operating efficiencies.

Recent innovations include:

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Enhancements to Crown’s proprietary SuperEnd® beverage can end, which requires less metal than existing ends without any reduction in strength, including new designs targeted to European, Middle Eastern, and South African markets. The SuperEnd® offers improved pourability, drinkability, ease-of-opening and appearance over traditional ends. This technology is now commercially available through Crown’s efforts and through its licensees to beverage customers on six continents – North and South America, Europe, Africa, Asia, and Australia. To date, Crown and its licensees have produced more than 250 billion SuperEnd® beverage can ends, saving more than 61,000 metric tons of aluminum, over 1,000 metric tons of coatings, and more than 500,000 metric tons of greenhouse gases (equivalent to the annual emissions from 91,000 automobiles) compared to conventional beverage can ends.

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Patented Easylift™ full aperture steel food can ends, launched initially with Nestlé Purina Petcare for pet food in Europe. This revolutionary new end provides improved tab access and openability even compared to Crown’s leading EOLE™ full aperture easy-open end technology. Certain consumer tests indicate strong preference for this end over those of Crown’s competitors, and rollout across Europe and a North American launch was initiated in 2009. The North American variant is designed to be interchangeable with non-easy-open ends on customer’s seaming lines. The expansion of Crown’s award winning Easylift™ easy open end into all other main diameters has created a family of ends for a wide range of ambient food products including ready meals, vegetables and pet food.

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An expanding family of PeelSeam™ flexible lidding for cans that provides exceptional ease of opening and high quality graphics, and can still be applied by Crown’s customers using their traditional high speed metal can seaming equipment. In 2008, Crown installed new high speed PeelSeam™ manufacturing equipment and expanded the product range to include new sizes and shapes. PeelSeam™ advancements now enable the use of flexible lidding with canned foods processed in non-overpressure retorts, expanding the range of applications for this consumer-friendly, easy-to-open end.

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Patented composite (metal and plastic) closures including Crown’s Ideal™ product line. These closures offer excellent barrier performance and improved tamper resistance while requiring less strength to open than standard metal vacuum closures. Crown supplies composite closures to a growing list of customers including Abbott Nutrition, Carriage House Companies, Kerry Americas, LiDestri Foods, Mead Johnson Nutritionals, Planters, and Tree Top, as well as offering the same closure solutions to European customers evaluating the use of plastic containers as an alternative to glass. Other composite closure applications include Crown’s Preson™ closure for Constellation Wines, Kraft and Pinnacle Foods. A number of new closure technologies such as special finishes, internal printing, and embossing are allowing brand owners to better differentiate their products in the marketplace, with Crown’s matt-finished internally-printed closures recognized at the 2009 Metal Packaging Manufacturers Association’s annual packaging awards.

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Value-added shaped metal cans for beverage, food and aerosol applications, such as Heineken’s keg can and new beverage cans for EFES and Pepsi, Nescafé Classic for Nestlé Russia and Nestlé Milo food cans, shaped aerosol containers for WD-40, Sara Lee’s new Endust Free product, and new Williams shaving gel, and Wera’s Kraftform Fluid. This technology has the capability of reinforcing brand image, providing enhanced differentiation on the retail shelf, and reducing counterfeiting.

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New specialty metal containers, such as for Fortnum & Mason coffee, PMI Snus, Cadbury Easter Eggs, Pokemon Card Collector tins, and award winning sustainability solutions for Nestlé in confectionery. In addition, an evolution in paint can handles for improved cost efficiency and merchandising on shelf.

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Process Monitoring and Shop Floor Information Systems. The development and deployment of hardware and software for real-time monitoring and reporting of process conditions and manufacturing performance is a particular strength. Crown’s unique Weld Monitor is installed on many 3-piece can lines worldwide. Our home-grown SmartLine system, a dedicated line awareness tool, is widely deployed in 2-piece operations. Our QAS database, capturing critical quality records and providing customized reports, has been adopted in a growing number of plants. And our IntegraTM Double-Seam Monitor enables Crown’s food and beverage customers to maintain world-class closing standards and reduce seamer downtime during their high spead filling and seaming operations. Extending Crown’s customer services offerings, and following a successful launch in Europe, IntegraTM has now been successfully introduced into North America.

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Recent Crown innovations were honored with five “Best In Metal” Awards at the 2009 Metal Packaging Manufacturers Association’s annual packaging awards ceremony, representing another example of how Crown’s creative package design can support brands and provide a powerful platform to differentiate products from the competition.

The Toyo Seikan Company joined Showa Aluminum Can Company as a Crown SuperEnd® licensee in Japan in 2008. Crown also has SuperEnd® beverage end technologies, Bi-Can™ aerosol technology, and can shaping licensees in other regions around the world. Crown has a substantial portfolio of patents and other intellectual property (IP) in the field of metal packaging systems and is seeking additional strategic partnerships to exploit further its IP in existing and emerging markets.

Crown spent $42 million in 2009, $47 million in 2008 and $48 million in 2007 on its centralized RD&E activities. Crown spent $11 million on RD&E activities during the three month period ended March 31, 2010, as compared to $9 million during the three month period ended March 31, 2009. Certain of these activities are expected to improve and expand Crown’s product lines in the future.

These expenditures include methods developed within Crown’s Corporate RD&E facilities to improve manufacturing efficiencies, reduce unit costs, and develop new and/or value-added packaging systems, but do not include product and/or process developments occurring within Crown’s decentralized business units.

Materials and Suppliers

Crown in its manufacturing operations uses various raw materials, primarily aluminum and steel, for packaging. In general, these raw materials are purchased in highly competitive, price-sensitive markets which have historically exhibited price and demand cyclicality. These and other materials used in the manufacturing process have historically been available in adequate supply from multiple sources. Generally, Crown’s principal raw materials are obtained from the major suppliers in the countries in which it operates plants. Some plants in less developed countries, which do not have local mills, obtain raw materials from nearby, more developed countries. Crown has agreements for what it considers adequate supplies of raw materials. However, sufficient quantities may not be available in the future due to, among other things, shortages due to excessive demand, weather or other factors, including disruptions in supply caused by raw material transportation or production delays. From time to time, some of the raw materials have been in short supply, but to date, these shortages have not had a significant impact on Crown’s operations.

In 2009, consumption of steel and aluminum represented approximately 30% and 33%, respectively, of consolidated cost of products sold, excluding depreciation and amortization. Due to the significance of these raw materials to overall cost of products sold, raw material efficiency is a critical cost component of the products manufactured. Supplier consolidations, changes in ownership, government regulations, political unrest and increased demand for raw materials in the packaging and other industries, among other risk factors, provide uncertainty as to the level of prices at which Crown might be able to source such raw materials in the future. Moreover, the prices of aluminum and steel have at times been subject to volatility, especially during 2009. Crown’s raw material supply contracts vary as to terms and duration, with steel contracts typically one year in duration with fixed prices and aluminum contracts typically multi-year in duration with fluctuating prices based on aluminum ingot costs. Future steel supply contracts may provide for prices that fluctuate or adjust rather than provide a fixed price during a one-year period.

During 2009, the weighted average market price for steel used in Crown’s global packaging operations increased approximately 26%. Suppliers indicate that recent shortages in raw materials combined with rising operating costs and reduced demand for their product may require further steel price increases for their customers.

The average price of aluminum ingot on the London Metal Exchange (“LME”) decreased approximately 30% in 2009. Crown generally attempts to mitigate its aluminum ingot risk by matching its purchase obligations with its sales agreements; however, there can be no assurance that Crown will be able to fully mitigate that risk.

Crown, in agreement with customers in many cases, also uses commodity and foreign currency forwards in an attempt to manage its exposure to aluminum price volatility.

There can be no assurance that Crown will be able to fully recover from its customers the impact of aluminum and steel price increases or that the use of derivative instruments will effectively manage Crown’s exposure to price volatility. In addition, if Crown is unable to purchase steel and aluminum for a significant period of time, its metal-consuming operations would be disrupted and if Crown is unable to fully recover the higher cost of steel and aluminum, its financial results may be adversely affected. Crown continues to monitor this situation and the effect on its operations. As a result of continuing global supply and demand pressures, other commodity-related costs affecting Crown’s business may increase as well, including natural gas, electricity and freight-related costs. Crown intends to attempt to increase prices on its products accordingly in order to recover these costs. There can be no assurance that Crown will be able to fully recover from its customers the impact of the increased costs of such other commodities.

In response to the volatility of raw material prices, ongoing productivity and cost reduction efforts in recent years have focused on improving raw material cost management.

Crown’s manufacturing facilities are dependent, in varying degrees, upon the availability of water and processed energy, such as natural gas and electricity. Certain of these sources may become difficult or impossible to obtain on acceptable terms due to external factors which could increase Crown’s costs or interrupt its business.

Aluminum and steel, by their very nature, can be recycled at high effectiveness and can be repeatedly reused to form new consumer packaging with minimal or no degradation in performance, quality or safety. By recycling these metals, large amounts of energy can be saved.

Sustainability and Environmental Matters

Crown’s operations are subject to numerous laws and regulations governing the protection of the environment, disposal of waste, discharges into water, emissions into the atmosphere and the protection of employee health and safety. Future regulations may impose stricter environmental requirements on the packaging industry and may require additional capital investment. Anticipated future restrictions in some jurisdictions on the use of certain coatings may require Crown to employ additional control equipment or process modifications. Crown has a Corporate Sustainability Policy and a Corporate Environmental Protection Policy. Environmental awareness is a key component of sustainability. Environmental considerations are among the criteria by which Crown evaluates projects, products, processes and purchases. Crown is committed to continuous improvement in product design and manufacturing practices to provide the best outcome for the human and natural environment, both now and in the future. By reducing the per-unit amount of raw materials used in manufacturing its products, Crown can significantly reduce the amount of energy, water and other resources and associated emissions necessary to manufacture metal containers. Crown aims to continue that process of improvement in its manufacturing process to assure that consumers and the environment are best served through the use of metal packaging. There can be no assurance that current or future environmental laws or remediation liabilities will not have a material effect on Crown’s financial condition, liquidity or results of operations. Discussion of Crown’s environmental matters is contained within “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under the caption “Environmental Matters,” and under Note L to Crown’s audited consolidated financial statements.

Working Capital

Crown generally uses cash during the first nine months of the year to finance seasonal working capital needs. Crown’s working capital requirements are funded by cash on hand, its senior secured revolving credit facilities, its receivables securitization and factoring programs, and from operations.

Further information relating to Crown’s liquidity and capital resources is set forth within “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” under the captions “Liquidity” and “Debt Refinancings” and under Note Q to Crown’s audited consolidated financial statements.

Collection and payment periods tend to be longer for Crown’s operations located outside the U.S. due to local business practices.

Employees

At March 31, 2010, Crown had approximately 21,000 employees. Collective bargaining agreements with varying terms and expiration dates cover approximately 13,900 employees at December 31, 2009. Crown does not expect that renegotiations of the agreements expiring in 2010 will have a material adverse effect on its results of operations, financial position or cash flow.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Credit Facilities

Crown entered into a fourth amendment to its senior secured credit facilities on June 15, 2010. Set forth below is a summary of the terms of Crown’s senior secured credit facilities. You should refer to Crown’s senior secured credit facilities for all of the terms thereof, which are available upon request from Crown.

Borrowers.    The borrowers under Crown’s senior secured credit facilities are Crown Americas, Crown European Holdings, CROWN Metal Packaging Canada and certain subsidiaries of Crown European Holdings approved by the administrative agent.

The Facilities.    Crown’s senior secured credit facilities include senior secured revolving credit facilities that will mature on June 15, 2015 in an aggregate principal amount of up to $1.2 billion, of which up to $450 million is available to Crown Americas in U.S. dollars (the “New U.S. Dollar Revolving Facility”), up to $700 million is available, subject to certain sublimits, to Crown European Holdings and the subsidiary borrowers in euro and pound sterling (the “New Euro Revolving Facility”) and up to $50 million is available, subject to certain sublimits, to Crown Metal Packaging Canada in Canadian dollars (the “New Canadian Revolving Facility” and together with the New U.S. Dollar Revolving Facility and the New Euro Revolving Facility, the “New Revolving Facilities”). Prior to the amendment on June 15, 2010, Crown’s senior secured revolving credit facilities consisted of a $410 million U.S. dollar senior secured revolving facility available to Crown Americas (the “Existing U.S. Dollar Revolving Facility”), a $350 million equivalent euro and sterling senior secured revolving facility available to Crown European Holdings and the subsidiary borrowers (the “Existing Euro Revolving Facility”) and a $40 million Canadian dollar senior secured credit facility available to Crown Metal Packaging Canada (the “Existing Canadian Revolving Facility” and together with the Existing U.S. Dollar Revolving Facility and the Existing Euro Revolving Facility, the “Existing Revolving Facilities”) that each mature on May 15, 2011. Lenders under the New Revolving Facilities include lenders under the Existing Revolving Facilities who elected to convert their commitments under the Existing Revolving Facilities into commitments under the New Revolving Facilities as well as new lenders. To the extent that lenders under the Existing Revolving Facilities did not participate as lenders under the New Revolving Facilities, the Existing Revolving Facilities remain outstanding, subject to their maturity on May 15, 2011. Total availability under the Existing Revolving Facilities now consists of up to $165 million available to Crown Americas in U.S. dollars and up to approximately $63.6 million available, subject to certain sublimits, to Crown European Holdings and the subsidiary borrowers in euro and pound sterling. Prior to maturity of the Existing Revolving Facilities, borrowings under the Existing Revolving Facilities and the New Revolving Facilities are limited by the terms of the senior secured credit facilities to $1.2 billion in the aggregate.

Crown’s senior secured credit facilities continue to include Crown’s senior secured term loan facilities that mature on November 15, 2012 in an aggregate principal amount of $250 million and €193 million ($165 million was initially borrowed by Crown Americas in U.S. dollars and, in August 2006, Crown amended the facility to provide for an additional $200 million to be borrowed by Crown Americas in U.S. Dollars (collectively, the “Existing U.S. Dollar Term Loan Facility”) and €275 million was borrowed by Crown European Holdings in euros (the “Existing Euro Term Loan Facility” and together with the Existing U.S. Dollar Term Loan Facility, the “Existing Term Loan Facilities”)). Crown borrowed $400 million under the New Revolving Facilities on June 15, 2010 and used these borrowings to prepay a portion of the Existing Term Loan Facilities.

The New Revolving Facilities bear interest at LIBOR (or the Bankers’ Acceptance Rate in the case of the New Canadian Revolving Facility) or an alternate base rate plus applicable margins subject to a grid. The New Revolving Facilities are also subject to a commitment fee of 0.50% per annum on the undrawn portion thereof.

The Existing Revolving Facilities bear interest at LIBOR (or the Bankers’ Acceptance Rate in the case of the Existing Canadian Revolving Facility) or an alternate base rate plus applicable margins subject to a grid. The Existing Revolving Facilities are also subject to a commitment fee of 0.375% per annum on the undrawn portion thereof, subject to a grid.

The Term Loan Facilities bear interest at (1) LIBOR plus 1.75% or (2) the alternative base rate plus 0.50% and amortize on an annual basis in the amount of 1.0% of the principal amount of the Term Loan Facilities per year with the remainder being paid on the final maturity date of the Term Loan Facilities.

Guarantees.    The Existing U.S. Dollar Term Loan Facility, the Existing U.S. Dollar Revolving Facility and the New U.S. Revolving Facility are guaranteed by Crown, Crown’s Canadian and UK subsidiaries and, with certain limited exceptions, each of the direct and indirect U.S. subsidiaries of Crown (existing or thereafter acquired or created) including Crown Cork (collectively, the “U.S. Credit Group”). The Existing Euro Term Loan Facility, Existing Canadian Revolving Facility, Existing Euro Revolving Facility, the New Euro Revolving Facility and the New Canadian Revolving Facility are guaranteed by the U.S. Credit Group, certain parent entities of Crown European Holdings and certain subsidiaries of Crown European Holdings and Crown’s Canadian and UK subsidiaries.

Security.    The Existing U.S. Dollar Term Loan Facility, the Existing U.S. Dollar Revolving Facility, the New U.S. Revolving Facility, and certain hedging and cash management obligations are secured by substantially all of the assets of the U.S. Credit Group (the “U.S. Collateral”); provided that the pledge of capital stock of first-tier non-U.S. subsidiaries of the U.S. Credit Group will be limited to 65% of such capital stock. The Existing Euro Term Loan Facility, Existing Canadian Revolving Facility, Existing Euro Revolving Facility, New Euro Revolving Facility and New Canadian Revolving Facility are secured by the U.S. Collateral and certain assets of the parent holding companies of Crown European Holdings, Crown European Holdings and certain of Crown European Holdings’ subsidiaries.

Any liens or security interests on assets that constitute “principal property” or shares of capital stock or evidences of indebtedness for borrowed money issued by any “Restricted Subsidiary” under the indentures governing Crown’s outstanding senior unsecured notes are limited to the maximum amount that would not trigger the obligation to equally and ratably secure such outstanding unsecured notes. See “—Other Outstanding Unsecured Notes—Limitations on Liens.” In addition, exceptions are provided for receivables that support receivables financings permitted by Crown’s senior secured credit facilities.

Prepayments; Covenants; Events of Default.    Crown’s senior secured credit facilities contain affirmative and negative covenants, financial covenants (including, without limitation, a maximum net leverage ratio and a minimum interest coverage ratio), representations and warranties and events of default customary for facilities of this type. In addition, the Existing Term Loan Facilities contain mandatory prepayment provisions customary for facilities of this type. Crown’s senior secured credit facilities also permit the borrowers to incur additional secured and unsecured debt (including additional first lien debt), subject to covenant compliance and other terms and conditions.

Outstanding First Priority Senior Secured Notes

In September and October of 2004, Crown European Holdings issued euro-denominated first priority senior secured notes under an indenture among Crown European Holdings, the guarantors named therein and Wells Fargo Bank Minnesota, N.A., as trustee. This indenture was amended pursuant to a supplemental indenture entered into by Crown European Holdings, the guarantors named therein and Wells Fargo Bank Minnesota, N.A., as trustee, in December 2006. Set forth below is a summary of the terms of these outstanding first priority senior secured notes. You should refer to the indenture and the supplemental indenture for all of the terms thereof, which are filed with the SEC as Exhibit 4.j to Crown’s Current Report on Form 8-K filed on September 8, 2004 and Exhibit 4.1 to Crown’s Current Report on Form 8-K filed on December 11, 2006, respectively. Crown presently anticipates that it will commence a tender offer for any and all first priority senior secured notes. There can be no assurance that Crown will commence the anticipated tender offer or that any first priority senior secured notes that will be tendered or purchased in the anticipated tender offer.

Principal, Maturity and Interest

The aggregate principal amount of the first priority senior secured notes is €150 million, and these first priority senior secured notes will mature on September 1, 2011. Interest accrues at a rate of 6.25% per annum and is payable on March 1 and September 1 of each year.

Ranking and Guarantees

The first priority senior secured notes are secured obligations of Crown European Holdings and rank equal in right of payment with all other existing and future senior obligations of Crown European Holdings, including obligations under other unsubordinated indebtedness, such as Crown’s senior secured credit facilities. The first priority senior secured notes effectively rank senior in right of payment to all existing and future obligations of Crown European Holdings that are unsecured or secured by liens junior to those securing the first priority senior secured notes, to the extent of the value, priority and validity of the liens on the assets securing the first priority senior secured notes, and also rank senior in right of payment to all existing and future obligations of Crown European Holdings that are, by their terms, subordinated in right of payment to the first priority senior secured notes.

The first priority senior secured notes are guaranteed by:

Crown and each of Crown’s U.S. restricted subsidiaries that are obligors under Crown’s senior secured credit facilities or that guarantee or otherwise become liable with respect to any indebtedness of Crown, Crown European Holdings or any guarantor including, without limitation, any indebtedness under Crown’s senior secured credit facilities; and each of Crown European Holdings’ present and future restricted subsidiaries that guarantees or otherwise becomes liable with respect to any indebtedness of Crown, Crown European Holdings or any guarantor including, without limitation, any indebtedness under Crown’s senior secured credit facilities, or is otherwise an obligor under the senior secured credit facilities, unless the incurrence of such guarantee is prohibited by the laws of the jurisdiction of incorporation or formation of such restricted subsidiary.

The first priority senior secured notes and the related first priority note guarantees are junior in right of payment to all indebtedness of Crown’s subsidiaries that do not guarantee the first priority senior secured notes, including certain of its non-U.S. subsidiaries, and are effectively junior in right of payment to any indebtedness of Crown, Crown European Holdings and the subsidiary guarantors that is secured by assets not securing the first priority senior secured notes.

Optional Redemption

Crown European Holdings may redeem some or all of the first priority senior secured notes at any time by paying a “make-whole” premium as set forth in the indenture for the first priority senior secured notes, plus accrued and unpaid interest, if any, to the redemption date.

In the event Crown European Holdings or any guarantor has or would become obligated to pay additional amounts as a result of changes affecting certain withholding tax laws applicable to payments on the first priority senior secured notes, Crown European Holdings may redeem all, but not less than all, of such notes at any time at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the redemption date.

Change of Control

Upon a change of control of Crown, as defined in the indenture for the first priority senior secured notes, the holders of such notes have the right to require Crown European Holdings to repurchase all or part of such notes at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date.

Certain Covenants

The indenture for the first priority senior secured notes contains certain covenants for the benefit of the holders of such notes which restrict Crown’s and its restricted subsidiaries’ ability to, among other things: incur additional indebtedness; pay dividends or make certain other restricted payments or investments; create liens; enter into sale and leaseback transactions; create restrictions on payment of dividends; sell assets or merge or consolidate with any other person, or enter into transactions with affiliates.

The indenture for the first priority senior secured notes also provides that if the ratings assigned to such notes are rated investment grade by both Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Group and no default or event of default has occurred and is continuing under the indenture governing the notes, Crown European Holdings and the guarantors will no longer be subject to certain of these restrictions.

Such covenants are also subject to certain other limitations and exceptions.

Outstanding Senior Unsecured Notes due 2013 and 2015

In November 2005, Crown Americas and Crown Americas Capital Corp. (“Crown Americas Capital”) issued two series of senior unsecured notes under separate indentures among Crown Americas and Crown Americas Capital, the guarantors named therein and Citibank, N.A., as trustee. Using proceeds from the offering of the new senior notes, Crown anticipates that it will redeem $200 million of outstanding senior unsecured notes due 2013 at an aggregate redemption price equal to approximately $208 million. Set forth below is a summary of the terms of these outstanding senior unsecured notes due 2013 and 2015. You should refer to the indentures for all of the terms thereof, which are filed with the SEC as Exhibits 4.k and 4.l, respectively, to Crown’s Current Report on Form 8-K filed on November 25, 2005.

Principal, Maturity and Interest

One series of the senior unsecured notes issued by Crown Americas and Crown Americas Capital in 2005 will mature on November 15, 2013 and accrues interest at the rate of 7.625% per year. The aggregate principal amount of such senior unsecured notes due 2013 is $200 million.

The other series of the senior unsecured notes issued in 2005 will mature on November 15, 2015 and accrues interest at the rate of 7.75% per year. The aggregate principal amount of such senior unsecured notes due 2015 is $600 million. Interest on each series of senior unsecured notes is payable semi-annually in arrears on each May 15 and November 15.

Ranking and Guarantees

The senior unsecured notes due 2013 and 2015 are senior obligations of Crown Americas and Crown Americas Capital, ranking senior in right of payment to all subordinated indebtedness of Crown Americas and Crown Americas Capital.

The senior unsecured notes due 2013 and 2015 are guaranteed on a senior basis by Crown and each of Crown’s present and future U.S. subsidiaries (other than Crown Americas and Crown Americas Capital) that from time to time are obligors under or guarantee Crown’s senior secured credit facilities.

The senior unsecured notes due 2013 and 2015 and note guarantees are senior unsecured obligations of Crown Americas and Crown Americas Capital and the guarantors,

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effectively ranking junior in right of payment to all existing and future secured indebtedness of Crown Americas and Crown Americas Capital and the guarantors to the extent of the value of the assets securing such indebtedness, including any borrowings under Crown’s senior secured credit facilities;

•	structurally subordinated to all indebtedness of Crown’s non-guarantor subsidiaries which include all of Crown’s foreign subsidiaries;

•	ranking equal in right of payment to any existing or future senior unsecured indebtedness of Crown Americas and Crown Americas Capital and the guarantors; and

•	ranking senior in right of payment to all existing and future subordinated indebtedness of Crown Americas and Crown Americas Capital and the guarantors.

Upon the release of any senior unsecured note guarantor from its obligations under Crown’s senior secured credit facilities, unless there is existing a default or event of default under the indentures governing the senior unsecured notes, the guarantee of such notes by such note guarantor will also be released.

Optional Redemption

Crown Americas and Crown Americas Capital may redeem some or all of the senior unsecured notes due 2013 at the redemption prices set forth in the applicable indenture, plus accrued and unpaid interest, if any, to the redemption date. Crown Americas and Crown Americas Capital may redeem some or all of the senior unsecured notes due 2015 at any time prior to November 15, 2010 by paying a “make-whole” premium, plus accrued and unpaid interest, if any, to the redemption date. Thereafter, Crown Americas and Crown Americas Capital may redeem some or all of the senior unsecured notes due 2015 at the redemption prices set forth in the applicable indenture, plus accrued and unpaid interest, if any, to the redemption date.

Change of Control

Upon a change of control of Crown, as defined under the applicable indenture for each series of senior unsecured notes due 2013 and 2015, the holders of such notes will have the right to require Crown Americas and Crown Americas Capital to repurchase all or part of such notes at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date.

Certain Covenants

The indentures governing the senior unsecured notes due 2013 and 2015 limit, among other things, Crown’s ability and the ability of its restricted subsidiaries (including Crown Americas and Crown Americas Capital) to: incur additional debt; pay dividends or make other distributions, repurchase capital stock, repurchase subordinated debt and make certain investments; create liens and engage in sale and leaseback transactions; create restrictions on the payment of dividends and other amounts to Crown, Crown Americas or Crown Americas Capital from restricted subsidiaries; sell assets or merge or consolidate with or into other companies; and engage in transactions with affiliates.

If at any time the senior unsecured notes due 2013 and 2015 are rated investment grade by both Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services and no default or event of default has occurred and is continuing under the indentures governing such notes, Crown and its subsidiaries will no longer be subject to certain of these restrictions.

Such covenants are subject to certain other exceptions and limitations.

Outstanding Senior Unsecured Notes due 2017

In May 2009, Crown Americas and Crown Americas Capital Corp. II (“Crown Americas Capital II”) issued senior unsecured notes under an indenture among Crown Americas and Crown Americas Capital II, the guarantors named therein and The Bank of New York Mellon, as trustee. Set forth below is a summary of the terms of the outstanding senior unsecured notes due 2017. You should refer to the indenture for all of the terms thereof, which is filed with the SEC as Exhibits 4.2 to Crown’s Current Report on Form 8-K filed on May 8, 2009.

Principal, Maturity and Interest

The senior unsecured notes issued by Crown Americas and Crown Americas Capital II in 2009 will mature on May 15, 2017 and accrues interest at the rate of 7.625% per year. The aggregate principal amount of the senior unsecured notes due 2017 is $400 million. Interest on each series of senior unsecured notes is payable semi-annually in arrears on each May 15 and November 15.

Ranking and Guarantees

The senior unsecured notes due 2017 are senior obligations of Crown Americas and Crown Americas Capital II, ranking senior in right of payment to all subordinated indebtedness of Crown Americas and Crown Americas Capital II.

The senior unsecured notes due 2017 are guaranteed on a senior basis by Crown and each of Crown’s present and future U.S. subsidiaries (other than Crown Americas and Crown Americas Capital II and Crown Americas Capital) that from time to time are obligors under or guarantee Crown’s senior secured credit facilities.

The senior unsecured notes due 2017 and note guarantees are senior unsecured obligations of Crown Americas and Crown Americas Capital II and the guarantors,

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effectively ranking junior in right of payment to all existing and future secured indebtedness of Crown Americas and Crown Americas Capital II and the guarantors to the extent of the value of the assets securing such indebtedness, including any borrowings under Crown’s senior secured credit facilities;

•

structurally subordinated to all indebtedness of Crown’s non-guarantor subsidiaries which include all of Crown’s foreign subsidiaries and any U.S. subsidiaries that are neither obligors not guarantors of Crown’s senior secured credit facilities;

•	ranking equal in right of payment to any existing or future senior unsecured indebtedness of Crown Americas and Crown Americas Capital II and the guarantors; and

•	ranking senior in right of payment to all existing and future subordinated indebtedness of Crown Americas and Crown Americas Capital II and the guarantors.

Upon the release of any senior unsecured note guarantor from its obligations under Crown’s senior secured credit facilities, unless there is existing a default or event of default under the indenture governing the senior unsecured notes due 2017, the guarantee of such notes by such note guarantor will also be released.

Optional Redemption

Crown Americas and Crown Americas Capital II may redeem some or all of the senior unsecured notes due 2017 at any time prior to May 15, 2013 by paying a “make-whole” premium, plus accrued and unpaid interest, if any, to the redemption date. Thereafter, Crown Americas and Crown Americas Capital II may redeem some or all of the senior unsecured notes due 2017 at the redemption prices set forth in the indenture, plus accrued and unpaid interest, if any, to the redemption date.

Change of Control

Upon a change of control of Crown, as defined under the indenture for senior unsecured notes due 2017, the holders of such notes will have the right to require Crown Americas and Crown Americas Capital II to repurchase all or part of such notes at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date.

Certain Covenants

The indenture governing the senior unsecured notes due 2017 limit, among other things, Crown’s ability and the ability of its restricted subsidiaries (including Crown Americas and Crown Americas Capital II) to: incur additional debt and issue preferred stock; pay dividends or make other distributions, repurchase capital stock, repurchase subordinated debt and make certain investments; create liens and engage in sale and leaseback transactions; create restrictions on the payment of dividends and other amounts to Crown, Crown Americas or Crown Americas Capital II from restricted subsidiaries; sell assets or merge or consolidate with or into other companies; and engage in transactions with affiliates.

As of March 31, 2010, the amount of restricted payments permitted by the consolidated net income test in Section 4.10(a)(4)(c) of the indenture governing the senior unsecured notes due 2017 was approximately $807 million.

If at any time the senior unsecured notes due 2017 are rated investment grade by both Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services and no default or event of default has occurred and is continuing under the indenture governing such notes, Crown and its subsidiaries will no longer be subject to certain of these restrictions.

Such covenants are subject to certain other exceptions and limitations.

Other Outstanding Unsecured Notes

Crown Cork currently has two series of unsecured notes outstanding. The outstanding unsecured notes were issued under the indenture among Crown Cork, Crown Cork & Seal Finance PLC, Crown Cork & Seal Finance S.A. and The Bank of New York, as trustee, dated as of December 17, 1996.

The outstanding unsecured notes issued by Crown Cork have been guaranteed by Crown. The following table is a summary of the two series of unsecured notes outstanding as of the date hereof.

Outstanding Principal Amount (in millions)	Interest Rate	Maturity	Redemption by Issuer
$ 350	7.375%	December 2026	Redeemable at a price equal to the greater of (i) 100% of the principal amount and (ii) the sum of the present values of the remaining scheduled payments thereon, plus accrued interest

$ 64	7.50%	December 2096	Redeemable at a price equal to the greater of (i) 100% of the principal amount and (ii) the sum of the present values of the remaining scheduled payments thereon, plus accrued interest

The indenture under which the outstanding unsecured notes were issued provide certain protections for the holders of such outstanding unsecured notes. These protections restrict the ability of Crown to enter into certain transactions, such as mergers, consolidations, asset sales, sale and leaseback transactions and pledging of assets.

Consolidation, Merger, Conveyance, Transfer or Lease

Subject to certain exceptions, the indenture and agreements contains a restriction on the ability of Crown to undergo a consolidation or merger, or to transfer or lease substantially all of its properties and assets.

Limitation on Sale and Leaseback

Subject to certain exceptions, the indenture and agreements contains a covenant prohibiting Crown and certain “restricted subsidiaries” from selling any “principal property” to a person or entity and then subsequently entering into an arrangement with such person or entity that provides for the leasing by Crown or any of its restricted subsidiaries, as lessee, of such principal property. “Principal property” is defined in the indenture and agreements as any single manufacturing or processing plant or warehouse (excluding any equipment or personality located therein) located in the United States, other than any such plant or warehouse or portion thereof that Crown’s board of directors reasonably determines is not of material importance to the business conducted by Crown and its subsidiaries as an entirety. In the indenture and agreements the definition of “principal property” includes property located outside the United States. The indenture and agreements define “restricted subsidiary” to mean any subsidiary that owns, operates or leases one or more principal properties.

Limitations on Liens

Subject to certain exceptions, the indenture and agreements contains a covenant restricting Crown and its restricted subsidiaries under such indentures or agreements from creating or assuming any mortgage, security interest, pledge or lien upon any principal property (as defined above) or any shares of capital stock or evidences of indebtedness for borrowed money issued by any such restricted subsidiary and owned by Crown or any such restricted subsidiary without concurrently providing that the outstanding unsecured notes shall be secured equally and ratably. The foregoing covenant shall not apply to the extent that the amount of indebtedness secured by liens on Crown’s principal properties and Crown’s restricted subsidiaries does not exceed 10% of its consolidated net tangible assets.

Receivable Securitization Facilities

On March 9, 2010, Crown entered into a North American receivables securitization facility with Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, as administrative agent for the purchasers and the owners thereto. Under its committed $200 million North American facility, Crown sells receivables, on a revolving basis, to a wholly-owned, bankruptcy-remote subsidiary. The subsidiary was formed for the sole purpose of buying and selling receivables generated by Crown and, in turn, sells undivided percentage ownership interests in the pool of purchased receivables to a syndicate of financial institutions. Crown continues to service these receivables for a fee but does not retain any interest in the receivables sold. As of March 31, 2010, $50 million of receivables were securitized under the North American facility. As of December 31, 2009, $100 million of receivables were securitized under the predecessor of the North American facility, which matured in March 2010. The North American facility matures in March 2013 and the interest rate applicable to borrowings under the facility is (1) LIBOR plus 1.75% per annum or (2) the alternative base rate plus 1.75% per annum. The North American facility contains customary covenants, including the requirement to perform under the contracts underlying the receivables, comply with the credit and collection policies and reporting requirements.

Crown has entered into a European receivables securitization facility with BNP Paribas. Under Crown’s committed €120 million European securitization facility, certain subsidiaries in the U.K. and France sell receivables to an entity formed in France for the sole purpose of buying receivables from the selling subsidiaries. The buying entity finances the purchase of receivables through the issuance of senior units to a company in which Crown does not retain any interest. The selling subsidiaries continue to service the receivables for a fee, but do not retain any interest in the receivables sold. As of March 31, 2010 and December 31, 2009, €77 million and €92 million of receivables, respectively, were securitized under the European facility. The European facility matures in November 2010 and the interest rate applicable to borrowings under the facility is EURIBOR plus 1.67% per annum.